EXHIBIT 10.2

LEASE AGREEMENT
This LEASE AGREEMENT (this "Lease"), dated for reference purposes only as of the date set forth in the Summary of Basic Lease Information below, is made and entered into by and between MK RRP 450 AMERICAN STREET, LLC, a Delaware limited liability company ("Landlord"), and BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association ("Tenant").
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other sufficient consideration received and acknowledged by each party, Landlord and Tenant agree as follows:
A.
SUMMARY OF BASIC LEASE INFORMATION
Each reference in this Lease to the "Summary" shall mean and refer to the following terms, the application of which shall be governed by the other sections of this Lease:

Lease Date:	November _, 2013
Building:	The building located at 450 American Street, Simi Valley, California ("Building")
Premises: (Section 1.1)	All of the Building which includes the following rentable area space: 1st Floor - 105,396 2nd Floor - 101,521
Total Office Space RSF:	206,917
Commencement Date:	The Commencement Date shall be November __, 2013
Term: (Section 2.1)	Approximately seven (7) years, one and one-half (1 1/2) months commencing on the Commencement Date and expiring on the Expiration Date, as defined below, subject to Tenant's Extension Options.
Expiration Date: (Sections 2.1and 2.2)	The Expiration Date shall be December 31, 2020, subject to Tenant's Extension Options.
Annual Base Rent: (Article 3)
The Annual Base Rent for the Premises shall be $10.80 per rentable square foot of the Premises. The Base Rent shall be increased for each Lease Year during the Term by three percent (3%) annually, effective on the first day of each Lease Year after the first Lease Year, as shown on Schedule 3.1

Options to Extend: (Section 2.2)	Three (3) options to extend the Term for successive periods of five (5) years each

Landlord's Address for Notices: (Article 28)
MK RRP 450 American Street, LLC
c/o Rising Realty Partners, LLC
523 W. 6th Street, Suite 600
Los Angeles, CA 90014
Attn: Christopher C. Rising and Reed G. Garwood

With copies to:

Latham & Watkins, LLP
355 S. Grand Avenue
Los Angeles, CA 90071
Attn: Kevin M. Ehrhart, Esq.

Mount Kellett Capital Management LP
623 Fifth Avenue, 18th Floor
New York, NY 10022
Attention: Alan Liu
Telephone No.: (212) 588-6155
Email: aliu@mountkellett.com

Fried, Frank Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Ross Z. Silver, Esq.
Telephone No.: (212) 859-8078
Email: ross.silver@friedfrank.com

Tenant's Address for Notices: (Article 28)
Bank of America, National Association
Mail Code NC2-150-03-06
13850 Ballantyne Corporate Place
Charlotte, NC 28277
Attn: Lease Administration

and

Bank of America, National Association
3075 S. Alma School Road
MS: AZ3-162-01-01
Chandler, Arizona 85248
Attn: Leslie O’Brien, Officer-Transaction Specialist

Security Deposit: (Article 31)	None
Landlord's Broker: (Section 33.11)	There is no Landlord's broker. None
Tenant's Broker: (Section 33.11)	There is no Tenant's broker.
B.
DEFINITIONS
The following definitions are incorporated into this Lease and said provisions shall have the following meanings throughout this Lease.
100% Uptime Protocol:    As defined in Rider One.
AAA:    As defined in Section 2.2(e)(i).
ACH:    As defined in Section 3.3.
ACMs:    As defined in Section 9.3(c).
ADA:    American with Disabilities Act of 1990, 42 U.S.C. 12101 et seq., as amended.
Additional Services:    As defined in Section 10.10.

Adjustment Factors:    As defined in Section 2.2(d)(iii).
Advocate Arbitrator:    As defined in Section 2.2(e)(i).
Affiliate:    With respect to Landlord or Tenant, as the case may be, a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Landlord or Tenant. The term "control" as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.
Affiliate Landlord:    As defined in Article 23.
Alterations:    Any and all alterations, additions, and/or improvements to the Premises made by or for Tenant at any time during the Term of this Lease. Applicable Laws:    All applicable laws, ordinances, orders, rules, regulations and other requirements of federal, state, municipal or other agencies or bodies having jurisdiction over the use, condition and occupancy of any Building, the Premises or the Property, including, but not limited to, Environmental Laws and legal requirements concerning access and facilities for handicapped or disabled persons, now or hereafter in force, as amended from time to time.
Arbitration:    As defined in Section 32.1.
Arbitration Costs and Fees:    As defined in Section 32.2(b).
Arbitration Notice:    As defined in Section 32.2(a).
Arbitrator:    As defined in Section 32.1.
Assignment/Sublease Net Revenues:    As defined in Section 11.3.
Assignment/Sublease Profits:    As defined in Section 11.3.
Base Building:    Components of the Building that are designed to provide service to all portions of the Building for the benefit of all tenants and/or facilities or other items designated as being common for all of the Building.
Base Building Generator System:    A facility located on the first floor of the Building and housing generators that support life safety systems and Tenant’s critical needs in the event of an emergency.
Base Rent:    As defined in Section 3.1.
BMS:    As defined in Section 10.6.
Bona Fide Offer:    As defined in Section 34.2.
Building(s):    As defined in the Summary.
Building Directory:    As defined in Section 29.2.
Building Rentable Area:    206,917 rentable square feet, which the parties conclusively agree is correct and not subject to measurement, dispute or challenge by either party.
Building Standard Hours:    Tenant’s hours of operation may be 24 hours per day, 7 days per week, but, for purposes of this Lease, Building Standard Hours shall be Monday through Friday, 7:00 a.m. to 6:00 p.m., and Saturday, 8:00 a.m. to 2:00 p.m.
Building Structure:    The structural and exterior elements of the Building, including but not limited to the foundations, floor slabs, roofs and roof decks, bearing and exterior walls, exterior glass and mullions, structural columns, beams, and shafts (including elevator shafts).
Building Systems:    The mechanical, electrical, fire/life safety, plumbing, sprinkler, HVAC and security systems serving each Building, including all components thereof and related equipment, but excluding any specialty equipment that serves only a particular tenant.
Business Days:    As defined in Section 33.4.
Casualty:    As defined in Section 13.1(a).
Claims:    Any and all claims, losses, damages, liabilities, liens, actions, causes of action (whether in tort or contract, law or equity, or otherwise), charges, assessments, fines, penalties, costs and expenses (including consultant and expert expenses, court costs, and attorneys' fees actually incurred).

Code:    The Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
Communications Equipment:    As defined in Section 30.1.
Comparable Buildings:    As defined in Section 2.2(d)(ii).
Comparable Transactions:    As defined in Section 2.2(d)(ii).
Complainant's Notice of Claims:    As defined in Section 32.2(a).
Complainant's Notice of Defenses:    As defined in Section 32.2(c).
Confidential Information:    As defined in Section 33.22.
Construction Manager's Determination:    As defined in Section 13.1(b).
Contract Rate:    The rate publicly announced from time to time, by Bank of America, National Association, or its successor bank at its headquarters as its Prime Rate, plus two percent (2%).
Controllable Expenses:    As defined in Section 4.2.3.3.
Cost Estimate:    As defined in Section 13.1(b).
CRAC:    As defined in Section 10.6.
Damaged Area:    As defined in Section 13.1(a).
Date of Taking:    As defined in Section 14.1(b).
Days:    As defined in Section 33.4.
Emergency:    A situation that poses an imminent threat to (i) the life or safety of any person, (ii) the structural integrity of the Building, (iii) the continuous operation of the Building Systems in accordance with the requirements of Article 10, or (iv) the physical condition or operation of Tenant's Personal Property or other critical facilities.
Environmental Laws:    All Applicable Laws in any way relating to or regulating
human health or safety, industrial hygiene, or the use, generation, handling, emission, release, discharge, storage or disposal of Hazardous Materials, now or hereafter in force, as amended from time to time.
ERISA:    The U.S. Employee Retirement Income Security Act of 1974, as amended.
Estoppel Certificate:    As defined in Article 25.
Event of Default:    As defined in Section 15.1 and Section 16.1.
Expiration Date:    As defined in Section 2.1 and Section 2.2.
Extension Amendment:    As defined in Section 2.2(f).
Extension Notice:    As defined in Section 2.2(b).
Extension Option(s):    As defined in Section 2.2(a).
Extension Term:    As defined in Section 2.2(a).
Extension Term Base Rent:    As defined in Section 2.2(d)(i).
Extraordinary Delay:    As defined in Section 13.5(d).
Fair Market Rental Rate:    As defined in Section 2.2(d)(ii).
Financial Services Institution:    As defined in Section 5.1.
Frame/Demarc:    As defined in Section 10.9.
Hazardous Materials:    Any substance or material that is described as a toxic, hazardous, corrosive, ignitable, flammable or reactive substance, waste or material or a pollutant or contaminant, or words of similar import, in any Environmental Laws, and includes asbestos, petroleum, petroleum products, polychlorinated biphenyls, radon gas, radioactive matter, and chemicals that may cause cancer or reproductive toxicity.
HVAC:    The heating, ventilating and air conditioning systems serving the Building or portions thereof.

Insufficient Term:    As defined in Section 13.4.
Land:    The real property described on Exhibit A attached hereto and all appurtenances thereto.
Landlord:    MK RRP 450 American Street, LLC, a Delaware limited liability company, its permitted successors and assigns.
Landlord Indemnified Parties:    As defined in Section 12.1(a).
Landlord Parties:    Landlord's employees, agents, contractors, subcontractors, licensees, directors, officers, partners and trustees.
Landlord Work:    As defined in Section 20.2.
Lease:    This Lease Agreement with all exhibits and schedules attached hereto and made a part hereof.
Lease Year:    Each consecutive twelve (12) month period during the Term, commencing on the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the calendar month during which the first anniversary of the Commencement Date occurs, and subsequent Lease Years shall be each succeeding twelve (12) month period during the Term following the first Lease Year, and Base Rent for such period shall be the Annual amount set forth in Schedule 3.1 plus the Monthly amount set forth therein multiplied by a fraction the numerator of which is the number of days from the Commencement Date through the end of such month (inclusive of both days) and the denominator of which is the number of days in such month.
Marginal Out-of-Pocket:    All actual costs incurred by Landlord to provide a service, which shall specifically exclude (a) accounting costs such as amortization, reserves, or any other non-cash charges other than a reasonable charge for accelerated depreciation attributable to above-standard use (e.g. accelerated depreciation for the Building HVAC equipment which is attributable to Building HVAC service which Tenant requests in addition to the Building Standard Hours); and (b) mark-up for profit, overhead, or administrative costs.
Minor Damage:    As defined in Section 13.1(a).
Monument Signage:    Free-standing signage, not attached to the Building.
Negotiation Deadline:    As defined in Section 2.2(e)(i).
Neutral Arbitrator:    As defined in Section 2.2(e)(i).
NER:    As defined in Section 10.9.
NER/PBX:    As defined in Section 10.9.
NETPOP:    As defined in Section 10.9.
OFAC:    As defined in Section 33.17(a).
Original Tenant:    Bank of America, National Association.
Parking Allotment:    As defined in Section 26.1.
PDUs:    As defined in Section 10.6.
Permitted Alterations:    As defined in Section 6.1.
Permitted Transferee:    As defined in Section 11.1.
Person:    A natural person, a partnership, a joint venture, a corporation, a limited liability company, a trust and any other form of business or legal association or entity.
Premises:    As defined in the Summary.
Property:    The Land, the Building, and all other improvements located from time to time on the Land.
Protected Items:    As defined in Section 19.3.
Purchase Agreement:    That certain Purchase and Sale Agreement, dated as of July 19, 2013, as amended by that certain Omnibus First Amendment to Purchase and Sale Agreements dated as of October 1, 2013, for the Property, by and between Tenant, as Seller, and Landlord (or its Affiliate), as Purchaser.
Rent:    As defined in Section 3.2.

Respondents Notice of Claims and Defenses:    As defined in Section 32.2(c).
Restore or Restoration:    To repair or restore Damaged Area to substantially the same condition as existed immediately prior to a Casualty, except for modifications required by Applicable Laws.
Reviewable Alterations:    As defined in Section 6.1.
Revised Time Estimate:    As defined in Section 13.5(d).
Rules:    As defined in Section 32.2.
Self-Help Notice:    As defined in Section 8.5(a).
Simi Market:    The suburban office market in Simi Valley, California.
SNDA:    As defined in Section 18.2.
Summary:    The Summary of Basic Lease Information set forth in Part A of this Lease.
Taking:    As defined in Section 14.1(a).
Tenant:    Bank of America, National Association, a national banking association, its permitted successors or assigns.
Tenant Indemnified Parties:    As defined in Section 12.1(b).
Tenant Parties:    Tenant's employees, agents, contractors, subcontractors, subtenants, licensees, directors, officers, partners, trustees, visitors and invitees.
Tenant's Election Notice:    As defined in Section 35.1.
Tenant's Percentage Share:    100%.
Tenant’s Personalty:    The furniture, non-affixed equipment and other non-affixed personal property located in the Premises.
Tenant's Property:    The trade fixtures, furnishings, removable equipment and other personal property owned by Tenant and located in or serving the Premises.
Term:    As defined in Section 2.1 and Section 2.2(c).
Time Estimate:    As defined in Section 13.1(b).
TR:    As defined in Section 10.3.
Transfer Notice:    As defined in Section 11.2.
UPS:    As defined in Section 10.6(c).
C.
SPECIFIC TERMS AND CONDITIONS
Landlord and Tenant specifically agree as follows:
ARTICLE 1 - PREMISES; COMMON AREAS;
SHAFTS AND UTILITY CONNECTIONS
1.1Lease of Premises. As of the Commencement Date, Landlord leases to Tenant, and Tenant leases from Landlord, the premises described in the Summary (the "Premises"), which includes all of the rentable area shown on the floor plans attached hereto as Exhibit B. The parties hereby stipulate that the square footages of the respective floors as set forth in the Summary shall be binding upon the parties for all purposes under this Lease, and neither party shall have the right to re-measure the Premises.
1.2Common Areas. At no additional charge, Tenant’s leasing of the Premises includes the right for Tenant and Tenant Parties to use all landscaped areas, access drives, exterior plaza areas, fire stairs, loading docks, delivery areas and parking areas, exclusively, subject to Landlord’s right to use them in common with Tenant in furtherance of its rights and obligations under this Lease.
1.3Use of Shafts and Utility Connections. At no additional charge, Tenant’s leasing of the Premises includes access through all of the existing shafts in the Building to other portions of the Building (including the roof and mechanical floors), and to utility connections serving the Building, for the installation, repair and maintenance, of ducts, pipes, connections, and equipment for cables, conduits, transmitters, receivers, and other office, computer, communications and word and data processing equipment and facilities, including any technological devices not yet developed, whether similar or dissimilar to the foregoing, which may hereafter become necessary or desirable for any permitted use of the Premises. Landlord hereby approves Tenant’s continued use of all existing shafts and utility connections within the Building.
ARTICLE 2 - TERM
2.1Term of Lease. The term of this Lease (the "Term") shall commence on the Commencement Date set forth in the Summary, and unless sooner terminated pursuant to Article 21 below or other provisions of this Lease or extended pursuant to Section 2.2 below, the Term shall expire on the Expiration Date set forth in the Summary.
2.2Options to Extend.
(a)Grant of Extension Options. Landlord hereby grants to Tenant three (3) options to extend the Term of this Lease with respect to all, but not less than all, of the Premises for consecutive periods of five (5) years each, commencing immediately following the expiration of the Initial Term. The foregoing options are individually referred to as an "Extension Option" and collectively referred to as "Extension Options." The date that the Term expires, as the same may have been extended, is referred to as the "Expiration Date," and the increment of time by which the Term of this Lease is extended pursuant to the exercise of any given Extension Option is sometimes referred to as the "Extension Term."
(b)Exercise of Extension Options. Tenant may extend the Term of this Lease with respect to all, but not less than all, of the Premises by notifying Landlord in writing of its exercise of an Extension Option ("Extension Notice") no later than eighteen (18) months prior to the applicable Expiration Date, as the same may have been extended. If any Extension Option is not timely exercised as provided above, then such Extension Option, and any subsequent Extension Options shall automatically expire and shall be of no further force or effect.
(c)Terms and Conditions. If Tenant exercises an Extension Option hereunder, all references in this Lease to the "Term," shall mean the initial Term, as extended by the Extension Term(s), unless the context clearly provides to the contrary, and all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the applicable Extension Term, except that the Base Rent payable by Tenant during the applicable Extension Term shall be determined in accordance with Sections 2.2(d) and (e) below.
(d)Extension Term Base Rent.
(i)If Tenant exercises an Extension Option, the Base Rent payable by Tenant during the applicable Extension Term (the "Extension Term Base Rent") shall equal ninety five percent (95%) of the Fair Market Rental Rate (as defined in Section 2.2(d)(ii) below) for the Premises as of the commencement of such Extension Term.
(ii)The term "Fair Market Rental Rate" shall mean the annual amount per rentable square foot that Landlord and landlords of Comparable Buildings (as defined below) have accepted in current lease transactions (i.e., those transactions which have a term which is reasonably anticipated to commence within the one (1) year period immediately preceding or after the commencement of the applicable Extension Term), between non-affiliated parties for new, non-expansion (unless the expansion is pursuant to a comparable definition of Fair Market Rental Rate), non-renewal (unless the renewal is pursuant to a comparable definition of Fair Market Rental Rate) and non-equity tenants for comparable space in the Building or in Comparable Buildings, as the case may be ("Comparable Transactions"), with appropriate adjustments to account for the Adjustment Factors (as defined in Section 2.2(d)(iii) below). As used herein, "Comparable Buildings" shall be buildings of comparable size, condition, age, use, quality of construction, and parking facilities (provided that the Fair Market Rental Rate for any Comparable Transactions shall be adjusted, as necessary, to the extent it is determined that such buildings are not materially similar in size, condition, age, use, quality of construction and parking facilities) located in the Simi Market.
(iii)In any determination of the Fair Market Rental Rate, appropriate consideration shall be given to any reasonably relevant factor (or difference in the subject transaction hereunder from the Comparable Transactions) (the "Adjustment Factors"), including, but not limited to, the following factors: (1) annual rental rates per rentable square foot; (2) the ratio of rentable square feet to usable square feet; (3) the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop); (4) the length of the lease term; (5) the size, location, and views (if applicable) of the Premises compared to the premises of the Comparison Transactions; (6) abatement provisions reflecting free rent and/or reduced rent during the period of construction or any other period during the lease term; (7) the condition and value of the existing tenant improvements, and the existence and amount of any tenant improvement or comparable allowance, with such value being judged based on the utility of such existing tenant improvements to the general business office user and not to Tenant in particular, in the case of the Premises, or to the particular tenant in the Comparable Transactions (i.e., the value attributed to any specialized improvements, such as a data center or "clean room," shall be limited to the value, if any, that such improvements would have to a general business office user, rather than to the particular user); (8) the existence and amount of any cash payment or other equivalent concession, including, but not limited to, moving allowances, lease takeover allowances (or in the case of a lease assumption, the value thereof) and any similar tenant inducements; (9) the financial condition and creditworthiness of Tenant compared to the tenants in Comparable Transactions; (10) the type and amount of services provided (or not provided) by Landlord under this Lease compared to the landlords in Comparable Transactions; and (11) any other factor, benefit or burden which a sophisticated tenant or landlord would believe would have a material impact on a determination of a current fair market rental value, but the savings for any reduced brokerage fees, legal fees or lack of vacancy shall not be considered in consideration of the five percent (5%) deduction from Fair Market Rental Rate.
(e)Determination of Fair Market Rental Rate.
(i)If Tenant exercises an Extension Option hereunder, then Landlord, after receipt of Tenant's Exercise Notice, shall deliver notice (the "Option Rent Notice") to Tenant not more than fifteen (15) months] nor less than fourteen (14) months prior to the expiration of the then Term of the Lease, setting forth its determination of the Fair Market Rental Rate. If Tenant agrees with Landlord’s determination the Fair Market Rental Rate as set forth in Landlord’s Option Rent Notice, then Landlord’s determination shall constitute the determination of the Fair Market Rental Rate for purposes of calculating the Extension Term Base Rent. If Tenant does not agree with Landlord’s determination of the Fair Market Rental Rate as set forth in Landlord’s Option Rent Notice, then, not less than fifteen (15) days following receipt of the Option Rent Notice from Landlord, Tenant shall deliver to Landlord written notice of the same, together with Tenant’s determination of the Fair Market Rental Rate. Thereafter, Landlord and Tenant shall negotiate in good faith in an attempt to determine the Fair Market Rental Rate. If Landlord and Tenant are able to agree on the Fair Market Rental Rate within forty-five (45) days after Tenant’s receipt of the Option Rent Notice (the "Negotiation Deadline"), then such agreement shall constitute the determination of the Fair Market Rental Rate for the applicable Extension Term for purposes of this Section 2.2(e). If Landlord and Tenant are unable to agree upon the Fair Market Rental Rate prior to the Negotiation Deadline, then within ten (10) days after the Negotiation Deadline, Landlord and Tenant shall each appoint one (1) arbitrator who shall be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial office buildings in the Simi Market (each, an "Advocate Arbitrator"). Within two (2) business days following appointment of their respective Advocate Arbitrators, each party shall notify the other of such appointment, which notice shall include the name and address of the appointed Advocate Arbitrator and a brief description of such Advocate Arbitrator's experience and qualifications. Landlord and Tenant may consult with prospective brokers prior to appointing an Advocate Arbitrator. Each Advocate Arbitrator shall make his or her own independent determination of the Fair Market Rental Rate of the applicable floor or floors for the applicable Extension Term and shall meet together as soon as possible, but no later than forty-five (45) days after the date of appointment of the last appointed Advocate Arbitrator, to attempt to reach an agreement on the Fair Market Rental Rate. If the Advocate Arbitrators cannot reach an agreement within sixty (60) days after the date of appointment of the last appointed Advocate Arbitrator, each Advocate Arbitrator shall prepare and deliver to Landlord and Tenant his or her determination of the Fair Market Rental Rate within fifteen (15) days after expiration of said sixty (60) day period. If either Advocate Arbitrator fails to deliver his or her determination in a timely manner, then the Fair Market Rental Rate shall be the determination of the other Advocate Arbitrator. If the higher of the two determinations of the Fair Market Rental Rate by the Advocate Arbitrators is not more than one hundred five percent (105%) of the lower of such determinations, then the Fair Market Rental Rate shall be the average of the two (2) determinations. If the higher determination is more than one hundred five percent (105%) of the lower determination, then the two (2) Advocate. Arbitrators shall appoint a third arbitrator (the "Neutral Arbitrator") then who shall also be a broker meeting the qualifications above and who shall not have been engaged by either party during the three (3) year period immediately prior to his or her appointment. Neither Landlord nor Tenant nor their respective Advocate Arbitrators may, directly or indirectly, consult with the Neutral Arbitrator prior to or after his or her appointment, except in the presence of the other party. If the two Advocate Arbitrators cannot agree upon the appointment of the Neutral Arbitrator within ten (10) business days following delivery of the last determination by an Advocate Arbitrator, either Landlord or Tenant, or both, shall apply to the local office of the American Arbitration Association ("AAA") to provide a list of three (3) brokers meeting the foregoing qualifications and who have relatively equal experience representing tenants and landlords. Within five (5) business days after receipt of the AAA list, each party may, by written notice to the other, reject one (1) of the appraisers on the AAA list. If, after such procedure, names of more than one (1) appraiser shall remain, then the Neutral Arbitrator shall be chosen by Landlord and Tenant from the remaining names, by lot. The Neutral Arbitrator shall be retained pursuant to an engagement letter jointly prepared by Landlord's counsel and Tenant's counsel.
(ii)The Neutral Arbitrator shall decide whether the determination of the Fair Market Rental Rate by Landlord's Advocate Arbitrator or Tenant's Advocate Arbitrator more closely reflects the Fair Market Rental Rate for the applicable Extension Term. The Neutral Arbitrator may elect to meet with Landlord's Advocate Arbitrator and Tenant's Advocate Arbitrator to discuss the market rent analysis and conclusions of the two (2) Advocate Arbitrators. The Neutral Arbitrator must select either the determination by Landlord's Advocate Arbitrator or Tenant's Advocate Arbitrator as the Fair Market Rental Rate, and shall have no right to propose a middle ground or to modify either of the two (2) determinations or the provisions of this Lease. The Neutral Arbitrator shall render a decision within forty-five (45) days after appointment. The decision of the Neutral Arbitrator shall be final and binding upon the parties, and may be enforced in accordance with the provisions of applicable law for the jurisdiction within which the Property is located.

(iii)In the event of the failure, refusal or inability of any Advocate Arbitrator or the Neutral Arbitrator to act, a successor shall be appointed in the manner that applies to the selection of the person being replaced. Each party shall pay the fees and expenses of the Advocate Arbitrator designated by such party, and one-half of the fees and expenses of the Neutral Arbitrator.
(iv)If the Fair Market Rental Rate for the applicable Extension Terms has not been determined as of the commencement of the applicable Extension Term, Tenant shall continue to pay as monthly Base Rent, pending such determination, the Base Rent in effect immediately before commencement of the applicable Extension Term. Within thirty (30) days following the determination of the Fair Market Rental Rate, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the monthly Base Rent previously paid by Tenant.
(f)Extension Amendment. If Tenant exercises an Extension Option, Landlord and Tenant shall promptly enter into an amendment to this Lease documenting the terms of the applicable Extension Term (each an "Extension Amendment"); provided, however, an otherwise valid exercise of an Extension Option shall be fully effective whether or not an Extension Amendment is executed.
(g)Six (6) Month Extension Option. If Tenant elects not to exercise an Extension Option (whether it be the first or any subsequent Extension Option) or if there are no Extension Options remaining, Tenant shall have the right, upon not less than eighteen (18) months’ prior notice to Landlord, to extend the Term of this Lease for a period identified in such notice of up to six (6) months after what would otherwise have been the expiration of the Term at a rate of Base Rent equal to one-hundred three percent (103%) of the then current Base Rent rate, and the occupancy by Tenant of the Premises during this period shall otherwise be upon all of the terms and conditions of the Lease.
ARTICLE 3 - RENT
3.1Base Rent. Tenant agrees to pay to Landlord, as base rent ("Base Rent") for the Premises, the amounts set forth in the Summary and on Schedule 3.1. The parties further acknowledge that the Summary and Schedule 3.1 reflect only the Base Rent payable during the initial Term and the Base Rent payable during any Extension Terms shall be determined in accordance with Section 2.2 above.
3.2Definition and Payment of Rent. Rent includes any and all payments of Base Rent and any and all taxes, fees, charges, costs, expenses, insurance obligations, late charges, and all other payments, disbursements or reimbursements that are payable by or the responsibility of Tenant under this Lease (collectively, "Rent"), whether or not specifically denominated "rent." Annual Base Rent shall be paid in twelve (12) equal monthly installments, in advance, on the first day of each month. Any Rent payable to Landlord by Tenant for any fractional month shall be prorated based on the actual number of days in the applicable month. All payments owed by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, and, subject to Section 3.3 below, shall be paid at the address specified for Landlord in the definitions section of this Lease, as may be changed from time to time pursuant to Article 28. Except as specifically provided otherwise herein, all payments shall be paid without demand, deduction, set-off or counterclaim; and in no event shall any payments owed by Tenant under this Lease be abated, except as otherwise expressly provided in this Lease. Landlord shall execute and deliver to Tenant a completed Internal Revenue Service "W- 9" form. Such W-9 form which shall be updated and kept current as necessary.
3.3Automated Clearing House. Notwithstanding anything contained herein to the contrary, Tenant shall make all payments of Rent under this Lease via Automated Clearing House ("ACH"). Concurrently with its execution of this Lease, Landlord shall complete and submit to Tenant the forms attached to this Lease as Exhibit C, and Landlord shall complete, update and supplement such forms as may be reasonably required by Tenant within thirty (30) days of Tenant's written request.
ARTICLE 4 - OPERATING EXPENSES AND TAX EXPENSES
4.1General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay to Landlord as Rent "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2(e) and 4.2(a) of this Lease, respectively. Such payments by Tenant are hereinafter collectively referred to as the "Additional Rent." Except as otherwise provided herein, all amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant and Landlord which survive the expiration of the Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4, and the obligation of Landlord to refund any overpayment of Additional Rent provided for in this Article 4, shall survive the expiration of the Term. Landlord shall make necessary adjustments for differences between actual and estimated Additional Rent in accordance with Section 4.4, below.
4.2Definitions of Key Terms Relating to Additional Rent.    As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
(a)"Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."
(b)"Expense Year" shall mean each calendar year in which any portion of the Term falls, through and including the calendar year in which the Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.
(c)"Operating Expenses" shall mean all amounts, costs and expenses incurred or accrued by Landlord during any Expense Year determined and computed in accordance with generally accepted accounting principles and procedures for Class "A" office buildings, consistently applied, which are directly attributable or reasonably allocable to the ownership, operation, maintenance, management, repair, improvement and protection of the Property (regardless of whether or not such costs and expenses are specifically noted to be included in Operating Expenses throughout the body of this Lease, but subject to all of the exclusions in Exhibit D), or any portion thereof (together with any sales, use, excise and other taxes related to the foregoing). Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following, but only to the extent not inconsistent with Exhibit D: (i) the cost of supplying all utilities (except as more specifically provided in Section 9.3(d)(i)), the cost of operating, maintaining, repairing, replacing, renovating and managing the utility systems, mechanical systems, sanitary, storm drainage systems, communication systems and escalator and elevator systems, and the cost of supplies, tools, and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the reasonable cost of contesting any governmental enactments which may increase Operating Expenses (provided that Landlord has a reasonable likelihood of prevailing in such contest, unless Tenant requests such contest pursuant to the terms of Section 4.7, below); (iii) the cost of all insurance carried by Landlord in connection with the Property as reasonably determined by Landlord (including, without limitation, commercial general liability insurance, physical damage insurance covering damage or other loss caused by fire, earthquake, flood and other water damage, explosion, vandalism and malicious mischief, theft or other casualty, rental interruption insurance and such insurance as may be reasonably required by any lessor under any present or future ground or underlying lease of the Building or Property or any holder of a mortgage, trust deed or other encumbrance now or hereafter in force against the Building or Property or any portion thereof); (iv) the cost of landscaping, decorative lighting, and relamping, the cost of maintaining fountains, sculptures, bridges and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Property, or any portion thereof; (v) reasonable consulting fees (including, without limitation, any reasonable consulting fees incurred in connection with the procurement of insurance), reasonable legal fees and reasonable accounting fees, and fees of all contractors, engineers, consultants and all other persons engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, administration, maintenance and repair of the Building and the Property including the analyses of Tax Expenses to determine whether to file a Tax Protest; (vi) payments under any equipment rental agreements, except to the extent such equipment is ordinarily considered to be capital in nature (other than equipment which is used in providing janitorial services and which is not affixed to the Building, or in the case of Emergencies, making repairs, or keeping permanent systems in operation which repairs are being made); or management agreements (including the cost of any actual or charged management fee but not including any charge for on-site management office space), subject to the limitation set forth in Item (hh) of Exhibit D; (vii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Property; (viii) intentionally omitted; (ix) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Property, except to the extent such systems, equipment or components are ordinarily considered to be capital in nature (other than systems, equipment, or components which are used in providing janitorial services and which are not affixed to the Building, or in the case of emergencies, making repairs, or keeping permanent systems in operation which repairs are being made), replacements thereof which are of a capital nature shall be governed by sub-item (xii), below; (x) the cost of janitorial, alarm, security and other services, maintenance of curbs and walkways, repair to roofs; (xi) the rental expense of personal property used in the maintenance, operation and repair of the Property, or any portion thereof, except to the extent such personal property is ordinarily considered to be capital in nature (other than systems, equipment, or components which are used in providing janitorial or landscaping services and which are not affixed to the Building, or in the case of Emergencies, making repairs, or keeping permanent systems in operation which repairs are being made), which capital nature cost shall instead be governed by sub-item (xii), below; and (xii) amortization on a straight line basis over the useful life (as reasonably determined by Landlord) (together with interest at the Contract Rate on the unamortized balance) of all capitalized expenditures which are: (A) reasonably intended to produce a reduction in Operating Expenses or energy consumption or effect other economies in the operation or maintenance of the Property, but the amortization amount, including interest thereon at the Contract Rate, which is included in Operating Expenses, shall not exceed the annual savings estimated at the start of the project reasonably and in good faith by a competent third party engineer; or (B) required under any Applicable Laws enacted, modified or first interpreted to apply to the Building or the Property after the Commencement Date; (xiii) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2(d), below; (xiv) all costs incurred to maintain the Building in compliance with ASHRAE 62.1 or other similar rating or certification; (xv) fuel and other utility costs, in connection with Tenant’s use of chilled water and the Base Building Generator System in accordance with terms of this Lease; and (xvi) any costs Landlord incurs to comply with the 100% Uptime Protocol (and these costs shall not be included in Controllable Expenses). Notwithstanding anything to the contrary set forth above or elsewhere in this Lease, Operating Expenses shall not include the costs and expenses excluded by Exhibit D attached hereto. In addition, without limitation of any of Tenant’s obligations under this Lease, Tenant shall pay 100% of any additional operating expenses which are incurred by or on behalf of Landlord on account of any services, utilities, repairs or maintenance requested or required by Tenant under this Lease which are in excess of the standard services required to be provided by Landlord to Tenant pursuant to the terms of this Lease.
(i)“Annual Cap.” Operating Expenses under this Lease shall exclude "Controllable Expenses", as defined below, to the extent that Controllable Expenses for any calendar year (beginning with calendar year 2014) exceed an amount equal to Controllable Expenses for calendar year 2013 increased by four percent (4%), on a cumulative and compounded basis, for each calendar year beginning with calendar year 2014. The term "Controllable Expenses" shall mean all Operating Expenses except: (i) costs of insurance carried by Landlord with respect to the Property and/or the operation thereof; (ii) reasonable wages, salaries and other compensation and benefits paid to Landlord's employees, agents or contractors engaged in the operation, management, maintenance (including, but not limited to, janitorial and cleaning services) or security of the Building or Property, to the extent such wages, salaries and other compensation are incurred as a result of union labor or government mandated requirements including, but not limited to, prevailing wage laws and similar requirements; (iii) costs of utilities; (iv) Operating Expenses incurred to meet the standards described in Section 9.3(d) below; (v) all costs Landlord incurs to comply with the 100% Uptime Protocol (other than costs incurred to comply with the maintenance procedures outlined in Attachments 1A and 3 of Rider One); and (vi) costs mandated by any service contracts in place as of the Commencement Date. Notwithstanding anything to the contrary herein, to the extent that there are costs payable (whether paid by an owners association, managing agent or otherwise) under any covenants, conditions and restrictions now or hereafter affecting the Property that otherwise would not constitute Controllable Expenses pursuant to this Section (e.g., utility costs and insurance costs), such costs shall not become or be deemed to be Controllable Expenses pursuant to this Lease and shall be excluded from the foregoing definition of Controllable Expenses. If, in connection with providing Additional Services to Tenant in accordance with this Lease, Landlord incurs costs or expenses associated with or relating to separate items, categories or subcategories of Operating Expenses which (A) were not part of Operating Expenses during calendar year 2013 and (B) are not otherwise directly reimbursed by Tenant (other than through payment of Operating Expenses), then, for purposes of calculating the Annual Cap, Operating Expenses for calendar year 2013 shall be deemed increased by the amounts Landlord would have incurred during calendar year 2013 with respect to such costs and expenses had such separate items or categories or subcategories of Operating Expenses been included in Operating Expenses during the entire calendar year 2013.
(ii)“Prohibition Against Double Billing.” In no event shall Operating Expenses include the costs of any services if Tenant (as opposed to Landlord) provides or performs those services directly to the Premises.
(iii)“Electricity Costs” shall mean the cost of supplying electricity to the entire Building. Tenant currently has a contract for electricity to be supplied to the Building. Unless otherwise agreed by Landlord and Tenant (and documented by an amendment to this Lease) or unless Tenant determines in good faith that it is no longer reasonably feasible for Tenant to obtain electricity on a cost effective basis (in which case Tenant may notify Landlord and Landlord will thereafter, as soon as reasonably possible, obtain and furnish electricity as long as this Lease remains in effect), Tenant will continue to maintain the contract with the electrical supplier throughout the Term and will pay all Electricity Costs directly to the supplier and Electricity Costs will not be included in Operating Expenses.
If at least thirty (30) days prior to the commencement of any calendar month of the Term, Tenant gives Landlord a factually correct notice that Tenant has ceased to occupy (but will still lease) a portion of the space leased by Tenant containing a rentable area of not less than 25,000 square feet, for one or more full calendar months (as so quantified, the “Vacated Space”), Landlord shall (i) determine, in the exercise of its reasonable judgment, the cost of the janitorial service and other variable-cost services, e.g., HVAC service (the "Variable Expense") included in Operating Expenses that is directly attributable to the Vacated Space, and (ii) to the extent reasonably practicable and permitted pursuant to Applicable Laws, cease causing such service(s) to be provided to such Vacated Space and no longer include in Operating Expenses the costs previously included for the service(s) which are no longer provided; provided, however, that Landlord shall, at all times, be entitled to operate the Building Systems at the level that Landlord (or any lender providing financing to Landlord) reasonably deems necessary, in its sole discretion, for the proper operation and maintenance of the Building as a Class A office Building and the costs of such operation shall be included in Operating Expenses, and any costs reasonably incurred by Landlord to effect such cessation shall be Operating Expenses, regardless of any provision in this Lease to the contrary. Tenant shall be solely responsible for securing any such Vacated Space.
(d)Taxes.
(i)"Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, business improvement district taxes and assessments, business taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant or Other Tenants, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Property, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Property, or any portion thereof.
(ii)Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Property, or any portion thereof, or as against the business of leasing the Property, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises, the tenant improvements in the Premises, or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Property. Notwithstanding anything to the contrary set forth above or elsewhere in this Lease, and Tax Expenses shall not include any taxes that are assessed against and paid by Tenant directly to the relevant taxing authority.
(iii)If Tax Expenses for any period during the Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord, within thirty (30) days after written request, accompanied by reasonable supporting documentation, Tenant's Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of this Lease. Similarly, if Tax Expenses for any period during the Term or any extension thereof are decreased after payment thereof for any reason, Landlord shall refund Tenant's Share of such refund or overpayment to Tenant within thirty (30) days after receipt of same. Notwithstanding anything to the contrary contained in this Section 4.2(d), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Property), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5(a) of this Lease or paid by Other Tenants under similar provisions of their respective leases.
(e)"Tenant's Share" shall have the same meaning as "Tenant's Percentage Share," as that term is defined in the Section B of this Lease, entitled "Definitions."
4.3Intentionally omitted.
4.4Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4(a), below, and as Additional Rent, Tenant's Share of Direct Expenses for each Expense Year.
(a)Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall use commercially reasonable efforts to give to Tenant within ninety (90) days following the end of each Expense Year (and shall, in any event, give to Tenant within one hundred eighty (180) days following the end of each Expense Year), a statement (the "Statement") prepared on a line item by line item basis as to general categories, which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant's Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Term, subject to Tenant’s audit and dispute rights set forth below in this Section 4.4, Tenant shall pay, within thirty (30) days, the full amount of Tenant's Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Direct Expenses," as that term is defined in Section 4.4(b), below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses (an "Excess"), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant's Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, subject to Tenant’s audit and dispute rights set forth below in this Section 4.4, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days after the Statement is finalized, deliver a check payable to Tenant in the amount of such Excess. The provisions of this Section 4.4(b) shall survive the expiration or earlier termination of the Term, provided that, other than Tax Expenses, with respect to all Operating Expenses, Tenant shall not be responsible for Tenant's Share of any Operating Expenses which are first billed to Tenant more than one (1) calendar year after the end of the Expense Year to which such Operating Expenses relate.
(b)Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant, at least forty-five (45) days prior to the commencement of an Expense Year, a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant's Share of Direct Expenses (the "Estimated Direct Expenses"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate

Statement theretofore delivered to the extent necessary, provided that Landlord shall not revise the Estimated Statement more than one (1) time with respect to any Expense Year. Thereafter, Tenant shall pay, within thirty (30) days after receipt of such Estimate Statement (or revised Estimate Statement), a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4(b)). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant
4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.
(a)Taxes for Which Tenant is Directly Responsible.
(i)Tenant shall be liable for and shall pay thirty (30) days before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
(ii)Notwithstanding any contrary provision herein, to the extent not included in Tax Expenses, Tenant shall pay prior to delinquency, or within thirty (30) days after written request by Landlord, accompanied by reasonable supporting documentation, whichever occurs later, any (i) rent tax or sales tax, service tax, transfer tax or value added tax, business tax or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Property, excluding the Property parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises, provided that the above taxes payable by Tenant as set forth herein shall only be due to the extent Landlord charges all other office tenants of the Building for similar taxes (to the extent such charges are applicable).
4.6Landlord's Books and Records; Tenant’s Right to Inspect. Landlord shall keep its records related to Operating Expenses and Tax Expenses in accordance with generally accepted accounting principles and procedures for similar Class A multi-tenant office buildings. Within two (2) years after receipt of a Statement by Tenant, if Tenant disputes the amount of Additional Rent set forth in the Statement, an employee of Tenant, an independent lease audit firm engaged by Tenant on a national basis (which is working on a non-contingency fee basis), or an independent certified public accountant (which accountant is working on a non- contingency fee basis), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord's records with respect to the Statement at Landlord's offices in the Building, provided that an Event of Default with respect to the payment of Base Rent or Direct Expenses or any material non-monetary obligation of Tenant shall not have occurred and be continuing under this Lease, and Tenant has paid all amounts required to be paid under the applicable Estimate Statement. Upon request, Landlord shall provide reasonable supporting documentation for any expenses that are billed directly to Tenant and not included in Direct Expenses. Tenant's failure to dispute the amount of Additional Rent set forth in any Statement within two (2) years of Tenant's receipt of such Statement shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, shall be deemed to have waived the right or ability to dispute the amounts set forth in such Statement. If after Tenant’s inspection of Landlords records, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Accountant") selected by Landlord and subject to Tenant's reasonable approval; provided that if such determination by the Accountant establishes that Direct Expenses were overstated by more than four percent (4%), then the reasonable cost of the Accountant and the actual reasonable cost of such determination shall be paid for by Landlord and Landlord shall refund to Tenant the amount of such overcharge plus interest at the applicable Bank of America prime rate in effect at the time Tenant paid such amount to Landlord. If the determination by such Accountant establishes that the sums paid by Tenant for Tenant's Share of Direct Expenses exceeded the actual amount of Tenant's Share of Direct Expenses for the applicable year, then Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder, or if no further payments of Rent are due hereunder, Landlord shall refund such amounts directly to Tenant within thirty (30) days after Landlord's receipt of such determination. If the determination by such Accountant establishes that the sums paid by Tenant for Tenant's Share of Direct Expenses were less than the actual amount of Tenant's Share of Direct Expenses for the applicable year, then Tenant shall pay the amount of such deficiency to Landlord within thirty (30) business days after Tenant's receipt of such determination by the Accountant. Tenant hereby acknowledges that Tenant's sole right to inspect Landlord's books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6. Notwithstanding anything set forth in this Lease to the contrary, Article 32 of this Lease (Arbitration of Disputes) shall not be applicable to disputes under this Section 4.6.

4.7Tax Protests. Landlord shall pay all Tax Expenses when due and payable and prior to the time any penalty or interest may be charged in respect of the nonpayment thereof, and shall obtain receipted tax bills for such payments. Landlord may, however, petition for reduction of the assessed valuation of the Building and/or the Property, claim a refund of Tax Expenses or otherwise challenge the validity, amount or applicability of any tax, assessment or other similar governmental charge ("Tax Protest"). In addition to Landlord's right to pursue any such Tax Protest, Tenant shall have the right to participate in the Tax Protest and to provide Landlord written notice requesting that Landlord initiate a Tax Protest. If Landlord does not initiate within thirty (30) days after written request by Tenant and thereafter diligently pursue a Tax Protest, Tenant shall have the right to do so and Landlord shall reasonably cooperate with Tenant, at no out-of-pocket cost to Landlord, in any such proceedings as may reasonably be required to enable Tenant to prosecute the same effectively. Any reasonable out-of-pocket costs and expenses associated with such Tax Protest shall be includable in Tax Expenses and any refund of any tax, assessment or governmental charge received by Landlord pursuant to any Tax Protest (after any reimbursement of Landlord's and Tenant's reasonable costs if provided hereinabove) shall, to the extent of Tenant's Share thereof, be credited against the next installment of Tenant's Tax Expenses due hereunder. In the event that the refund is more than the next installment of Tenant's Tax Expenses due, the refund shall be applied to future installments of Tenant's Direct Expenses in the order of when they become due, or in the event there is any remaining unapplied refund upon expiration or termination of this Lease, Landlord shall remit such amount to Tenant within forty-five (45) days after expiration or termination of this Lease.
ARTICLE 5 - USE
5.1Permitted Use. Tenant shall have the right to use the Premises for general and executive offices and the operation of its business as a "Financial Services Institution" which, for purposes herein, shall mean any entity which performs one or more of the following activities: (a) operation of a commercial bank, savings bank, savings and loan association, credit union, a mutual or thrift association or any other institution that accepts deposits of money, (b) operation of any sort of automated teller machine or cash dispensing machine, (c) operation of a stock brokerage firm, (d) operation of a mortgage brokerage, (e) operation of a finance company, mortgage company or any other institution that lends money, (f) investment banking, (g) insurance brokerage, (h) operation of a cash vault facility and provision of any other financial services or sale of products Tenant is permitted to offer by law. In addition, Tenant may make the following incidental/ancillary uses: (x) operation of a cafeteria, kitchen and/or other eating or dining facility(ies), (y) operation of health/fitness/exercise facility(ies) and (z) operation of a data center. Landlord acknowledges and agrees that Tenant may, at Tenant’s option, but only to the extent permitted by Applicable Laws, operate twenty-four (24) hours per day, seven (7) days per week in portions of the Premises.
5.2Exclusivity. Throughout the Term of this Lease, as the same may be extended,
(a) Landlord hereby approves the number and location of all of Tenant’s ATMs currently located anywhere in the Building or on the Property and, Tenant shall have the exclusive right to install, maintain and operate one or more additional ATMs in the Building and the ground floor exterior areas of the Building and the Property at locations designated by Tenant, subject to Landlord’s reasonable approval and Tenant shall also have the right to install ATMs anywhere in the Premises subject to compliance with Applicable Laws and all recorded covenants, conditions and restrictions affecting the Property on the Commencement Date; (b) Landlord will not allow any portion of the Building to be used by any other Financial Services Institution; and (c) Landlord shall not grant Building naming rights, exterior Building or Property signage rights or rights to signage in the Building or elsewhere on the Property to any third party.
5.3Prohibited Use. Provided Tenant's rights under this Lease are not materially, adversely affected, Tenant shall observe and comply with all reasonable non-discriminatory rules and regulations promulgated by Landlord from time to time and with all recorded covenants, conditions and restrictions now or hereafter affecting the Premises. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, the Building or the Project, nor commit or suffer to be committed any waste in, on or about the Premises.
ARTICLE 6 - ALTERATIONS AND ADDITIONS
6.1Tenant's Right to Make Alterations. Tenant may not make any Alterations to the Premises without first procuring the prior written consent of Landlord, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, that it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the Base Building structure or electrical, mechanical, and/or plumbing systems of the Building, or exterior aesthetics. Notwithstanding anything to the contrary contained in this Section 6.1, Tenant may make non-structural interior alterations, additions or improvements to the interior of the Premises (collectively, the "Permitted Alterations") without Landlord's consent, provided that: (A) Tenant delivers to Landlord written notice of such Permitted Alterations at least five (5) Business Days prior to the commencement thereof; (B) such Permitted Alterations shall be performed by or on behalf of Tenant in compliance with the other provisions of this Article 6; (C) such Permitted Alterations do not materially affect any Building Systems or the Base Building structure, and cannot be seen from outside the Premises; and (D) such Permitted Alterations shall be performed by qualified contractors and subcontractors which normally and regularly perform similar work in Comparable Buildings. Tenant will not be required to remove any Alterations in the Premises except as expressly provided for in this Section 6.1 below. Landlord may require Tenant, at the expiration or sooner termination of the Term of this Lease, to remove any Alterations performed by or on behalf of Tenant or any Tenant Parties after the Commencement Date and to restore the Premises to substantially the same condition as existed at the Commencement Date, but if and only if such Alterations are (i) not of a type similar to the quality found in typical business offices in Comparable Buildings, and (ii) in Landlord’s reasonable judgment, are materially more costly to remove and restore than demolition of customary office improvements, and (iii) Landlord notifies Tenant of such removal requirement at the time Landlord grants its approval of such Alterations if they are not Permitted Alterations. Tenant may not construct any additional structures on the Property.
6.2Construction and Installation of Alterations. Any Alterations (other than Permitted Alterations) proposed by Tenant during the Term, as the same may be extended, shall comply with the following:
(a)Prior to commencing any work relating to any Alterations, Tenant shall submit to Landlord reasonably detailed plans and specifications for Landlord's approval, which approval shall not be unreasonably withheld or conditioned; provided, however, Tenant shall not be required to submit plans and specifications for Permitted Alterations (nor will Landlord’s approval be required) but, to the extent that Tenant does obtain plans and specifications for any Permitted Alterations, Tenant shall submit the same to Landlord. Landlord shall endeavor to review and approve or reasonably disapprove the plans and specifications for proposed Alterations (other than Permitted Alterations) within ten (10) business days following receipt thereof. If Landlord disapproves any such plans or specifications, Landlord shall set forth with specificity the reasonable grounds for such disapproval, and recommend any modifications that would make the proposed Alterations acceptable to Landlord. If Landlord disapproves Tenant's proposed Alterations, Landlord and Tenant shall use commercially reasonable efforts to determine a mutually agreeable solution to Landlord's objection. If Landlord fails to approve or disapprove such plans and specifications within said ten (10) business day period, and Tenant provides Landlord written notice of such failure and Landlord does not approve or disapprove within five (5) business days of such second notice, the proposed Alterations shall conclusively be deemed approved by Landlord. Tenant shall not be required to pay Landlord any review or construction administration fee, or any overhead or supervision fee, but Tenant shall reimburse Landlord for reasonable, out-of-pocket costs actually paid by Landlord to a third party in connection with Landlord's review of plans and specifications for Alterations. Landlord's approval of the plans and specifications for any Reviewable Alterations shall not impose any liability upon Landlord.
(b)Prior to commencing work on any Alterations approved by Landlord, Tenant shall furnish to Landlord (i) certificates of insurance from a company or companies having a Best’s rating of A-/VII or better, reasonably acceptable to Landlord, covering Tenant's contractor, for combined single limit bodily injury and property damage insurance covering comprehensive general liability and automobile liability, in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence and endorsed to show Landlord and any agents of Landlord reasonably designated by Landlord in writing as additional insureds, and for workers' compensation as required by applicable state law; provided, however, that nothing in this Section 6.2(b) shall release Tenant of its other insurance obligations under this Lease and Tenant shall maintain the insurance coverage described herein during the performance of Alterations that are Permitted Alterations.
(c)Tenant shall have the right, during Building hours and after-hours, to use the Building's freight elevators during Tenant's construction of any Alterations, or otherwise as needed, provided that any additional cost incurred by Landlord in connection with such after hours use shall be paid by Tenant (either as a reimbursement to Landlord or through Operating Expenses).
(d)Tenant shall be entitled to use repurposed materials (i.e., repurposed ceiling tiles, retaining walls, etc.) in connection with any Alterations constructed by Tenant at the Premises.
(e)If any Alterations trigger requirements for changes to be made to the Property to comply with the ADA or similar state or local codes or similar legal requirements, Tenant shall be responsible for all such costs inside the Building and Landlord shall be responsible for all such costs outside the Building.
(f)If Tenant performs any Alterations that change the configuration of the floor in any material way, Tenant will provide Landlord plans and specifications or as-built drawings showing such reconfigured floor plan.
(g)In connection with any such Alterations, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing similar work, labor or services in multi-tenant office buildings in the Simi Market or is otherwise likely to result in picketing and protests at the Property.
6.3Rebates. Tenant shall be entitled to retain all rebates related to Alterations (whether repairs, replacements or improvements) paid for by Tenant. Upon request by Tenant, Landlord, at no out-of-pocket expense to Landlord, shall reasonably cooperate with the completion of any documentation required to apply for such rebates.
6.4Tenant Alterations, Improvements, Fixtures, and Equipment. Subject to Landlord's rights to cause Tenant to remove Tenant's Alterations pursuant to Section 6.1 above, Tenant shall have the obligation to remove all of Tenant's Personalty and shall have the right, but not the obligation, to remove any Alterations or other improvements, as well as any or all of Tenant's Property (other than Tenant's Personalty), trade fixtures, equipment (including generators), conduit, and/or cabling servicing the Premises wherever located in the Building upon the expiration or earlier termination thereof. Tenant shall repair any damage to the Building, the Base Building structure and the Building Systems caused by such removal and shall restore the Building, the Base Building structures and the Building Systems to the condition they were in prior to the installation of such Alterations or improvements.
ARTICLE 7 - MECHANICS' LIENS
Tenant shall not permit any mechanics or materialmen’s liens to attach to the Property as a result of, and at all times during the Term, Tenant shall indemnify, defend and hold harmless Landlord against all liens and claims of liens for, labor, services, materials, supplies, or equipment performed on or furnished to the Premises at the direction or order of Tenant. Tenant may contest any claim, charge or lien (including, but not limited to, mechanics' and materialmen's liens) and such contest on the part of Tenant and any failure to pay or perform the matter under contest, shall not be or become a breach or default under this Lease so long as the contest is conducted diligently, in compliance with Applicable Laws, and by proceedings sufficient to prevent enforcement of the matter under contest, and provided that Tenant shall be obligated to cause any such lien to be released, discharged or removed within thirty (30) days after all appeal proceedings are finally resolved, and Tenant shall pay any amount adjudged by a court of competent jurisdiction to be due, with all costs, interest and penalties thereon, before the judgment becomes subject to execution against the Property.
ARTICLE 8 - MAINTENANCE AND REPAIRS
8.1Tenant's Obligations. During the Term, Tenant shall, at Tenant's expense, maintain the interior of the Building, excluding the Building Structure and Building Systems.
8.2Landlord's Obligations. During the Term, Landlord shall, at Landlord's expense subject to inclusion in Operating Expenses, maintain the Building Structure and Building Systems.
8.3Standard of Maintenance and Repairs. Landlord and Tenant shall perform their respective repair and maintenance obligations under this Lease so that the Property is maintained in good working order, condition and repair, in the same manner and condition as first-class multi-tenant office buildings owned by institutional owners in the Simi Market, normal wear and tear, Casualty and condemnation excepted. Landlord and Tenant shall each cause all repairs, maintenance and replacements to be diligently completed by reputable contractors in a good and workmanlike manner, and Landlord agrees to use commercially reasonable efforts (at no material cost or expense to Landlord) to operate in accordance with the 100% Uptime Protocol provisions outlined in Rider One; any costs incurred by Landlord in connection with the 100% Uptime Protocol shall be included in Operating Expenses.
8.4Landlord's Right of Entry to Perform Work. Subject to the provisions of this Section 8.4 and Article 20 and in compliance with the 100% Uptime Protocol, Landlord and Landlord's employees, agents, and contractors shall have the right to enter the Premises at all reasonable times for the purpose of making any alterations, additions, improvements or repairs to the Premises that Landlord is required to or may perform under this Lease. Except in an Emergency (in which case no prior notice shall be required), Landlord shall give reasonable (at least two (2) Business Days) advance notice to Tenant of Landlord's intent to enter the Premises to perform work, which notice shall include a reasonably detailed description of the proposed work, the commencement date and anticipated duration of the work, and the contractors performing the work. Except in an Emergency, Landlord shall reasonably coordinate the scheduling of such work with Tenant, and if necessary to avoid unreasonable disruption to Tenant's normal business operations, Landlord will use commercially reasonable efforts schedule such entry and conduct its activities within the Premises after Tenant's normal business hours, provided that any additional cost incurred by Landlord in performing such work (provided that the work is of a type that the cost of the same would be includable in Operating Expenses) after Tenant’s normal business hours shall be borne by Tenant and included in Operating Expenses. Tenant shall retain the right to supervise all activities within all critical spaces such as NER, TR, MPOE and NETPOP rooms. In all events, Landlord will cause its employees, agents and contractors to abide by such reasonable rules, regulations and procedures, as Tenant provides to Landlord at the time in question, to protect secure areas of the Premises or the privacy of customer information. Landlord shall use commercially reasonable efforts to conduct its repair activities in the Premises in a manner so as to cause the least possible inconvenience, annoyance, or disturbance to Tenant.
8.5Interruption, Failure to provide, or Diminution of Services; Tenant’s Remedies. Should Landlord fail to perform its maintenance and repair obligations as outlined herein, or should Landlord fail to provide any one or more of the Building services to be provided by Landlord, including but not limited to those services outlined in this Article 8 and in Article 10, or if the quantity or quality of one or more of such services is diminished, and such failure or diminution continues for a period of five (5) consecutive business days and Tenant provides Landlord written notice (an "Interruption Notice") within one (1) business day following the start of the interruption and, if Tenant fails to provide notice within one (1) business day, the five (5) business day period set forth above shall be extended by one (1) day for each business day Tenant fails to provide such notice until Landlord actually learns of the interruption, then, provided that any such failure or diminution is not due to Tenant’s negligence or willful misconduct or a breach of Tenant of its obligations under this Lease, to the extent that Landlord’s failure to perform its obligations or to provide such services causes Tenant to be unable to use all or any part of the Premises for the operation of its business in whole or in part, Rent for the affected portion of the Premises shall be abated or reduced, as the case may be for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use bears to the total rentable area of the Premises.
(a)Self Help. If Landlord causes damage to the Premises as a result of the negligence or willful conduct of Landlord or the Landlord Parties or fails to provide any services, perform any repairs or maintenance, or perform any other obligation of Landlord under the Lease and, in either case, the damage caused or the failure materially and adversely affects the conduct of Tenant's business from any portion of the Premises, or materially and adversely affects Tenant's occupancy or use of any part of the Premises, or materially and adversely affects Tenant’s access to the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, but in any event not later than thirty (30) days after an Interruption Notice from Tenant, subject to extension for delays due to Force Majeure, or if Landlord timely commences such corrective action but thereafter fails to diligently complete such action, then Tenant, in its sole and absolute discretion and without limiting any other remedies of Tenant, may perform Landlord's obligations itself and deduct the reasonable cost thereof from Rent next coming due, subject to the procedure set forth below. Notwithstanding the foregoing, in the event of an Emergency, Tenant may take immediate action, without any prior notice (but with notice as soon as practical under the circumstances and without requiring Arbitration) to Landlord or cure period. For purposes of this Section 8.5(a), an "Emergency" shall mean a situation that poses an imminent threat to (i) the life or safety of any person, (ii) the structural integrity of a Building, (iii) the continuous operation of Building Systems, or (iv) the physical condition or operation of Tenant's personal property, but only to the extent such personal property is necessary to Tenant's critical operations. If Tenant performs any obligation of Landlord, Tenant may provide Landlord with a demand for reimbursement of the costs incurred by Tenant, together with reasonable supporting documentation. Landlord shall have forty-five (45) days following receipt of Tenant's demand either to (i) pay the amount demanded by Tenant or (ii) notify Tenant that Landlord disputes Tenant's right to exercise its self-help remedy or that Landlord contends that the costs incurred by Tenant in exercising its self-help remedy were excessive (in which case Landlord shall pay the amount it contends would not have been excessive). If Landlord fails, within said forty-five (45) business day period, either to pay Tenant the amount of its demand or to notify Tenant of its objection to Tenant's demand, Tenant shall be entitled to offset the amount demanded by Tenant, together with interest, from the Rent thereafter payable by Tenant, up to a maximum of twenty-five percent (25%) of the amount of each such payment of monthly Rent until fully credited, provided, however if the remainder of the Rent thereafter becoming payable under this Lease would be insufficient at the 25% level to fully credit Tenant its costs, then when the remaining Rent payable equals the remainder of the offset credit that Tenant is due, Tenant may deduct its costs from the remainder of the Rent payable without regard to such 25% limitation. If Landlord notifies Tenant of its objection to Tenant's demand within said fifteen (15) business day period, the dispute shall be submitted to binding Arbitration administered by JAMS/Endispute in the Simi Market within which the Property is situated, as more particularly described in Article 32. If Landlord fails to pay any amounts awarded to Tenant in the arbitration within fifteen (15) business days, Tenant shall be entitled to deduct the amount of the award, together with interest, from the Rent thereafter payable by Tenant.
(b)Other Remedies. If Tenant, in its sole discretion, does not elect to pursue self-help as outlined in subparagraph (a), above, and if (i) restoration of the applicable service or services is within Landlord's reasonable control, and the applicable service or services are not fully restored, within one hundred eighty (180) consecutive days after the date the failure to provide or diminution in the quantity or quality of such service or services commenced, or (ii) restoration of the applicable service or services is not within Landlord's reasonable control, and the applicable service or services are not fully restored within two hundred seventy (270) consecutive days after the date the failure to provide or diminution in the quantity or quality of such service or services commenced, then Tenant shall have the ongoing right, until such service or services are fully restored, to terminate this Lease if twenty-five percent (25%) or more of the rentable area of the Premises is untenantable for general offices as a result. To the extent Tenant is entitled to an abatement of Rent because of an event covered in Article 13 (Damage or Destruction) or Article 14 (Eminent Domain) of this Lease, the provisions of this Section 8.5(b) shall not apply. Tenant's abatement and termination rights pursuant to this Section 8.5(b) shall be Tenant’s sole and exclusive remedies for a default by Landlord under this Article 8.
ARTICLE 9 - COMPLIANCE WITH LAWS
9.1Tenant's Obligations. During the Term, Tenant shall, at Tenant's expense, comply with all Applicable Laws relating to its use of the Premises; provided, however, that Landlord shall perform all physical modifications to the Premises necessary to comply with Applicable Laws unless such physical modifications are (a) triggered by Tenant's Alterations (provided, however, that Landlord, at its expense and not to be included in Operating Expenses, shall make any modifications to the outside of the Building which are triggered by Tenant’s Alterations, such as adding ADA access ramps, reconfiguring or restriping parking areas and Tenant shall be responsible, at Tenant’s expense for modifications required inside the Building, such as changes to bathroom facilities, hallways or inside entranceways); or (b) necessitated by Tenant's use of the Premises for other than general office use, as to all of which Tenant shall be responsible for such physical modifications. Notwithstanding the foregoing, Tenant shall have the right to contest any alleged violation in good faith (whether such alleged violation is asserted by a governmental authority or private party), including, but not limited to, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Applicable Laws and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Applicable Laws, provided that Tenant shall (i) indemnify, defend and hold Landlord harmless from and against all Claims relating to such alleged violation and (ii) after the exhaustion of any and all rights to appeal or contest, make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. Landlord agrees that it will not, absent an enforcement action by a governmental authority having jurisdiction, independently assert that any violation of Applicable Laws that is not also a breach of another obligation of Tenant constitutes a default on the part of Tenant hereunder or independently require Tenant to cure any violation or alleged violation of Applicable Laws that is not also a breach of another obligation of Tenant, except to the extent such violation constitutes an imminent and material threat to life or property or exposes Landlord to material liability or criminal liability or increases any costs which Landlord cannot fully recover from Tenant. Further, in no event may Landlord require Tenant to cure any violation or alleged violation of Applicable Laws that is not also a breach of another obligation of Tenant or to pay any sum in lieu thereof upon the expiration or earlier termination of this Lease as to all or a portion of the Premises unless an enforcement action by a governmental authority having jurisdiction is pending at the time of such expiration or termination, except to the extent such violation constitutes an imminent and material threat to life or property or exposes Landlord to material liability or criminal liability or increases any costs which Landlord cannot fully recover from Tenant.
9.2Landlord's Obligations. During the Term, Landlord shall, at Landlord’s expense, subject to reimbursement as an Operating Expense to the extent permitted pursuant to Article 4 and Exhibit D, comply with all Applicable Laws relating to the Property, the Building, and the Building Structure and the Building Systems, including, but not limited to, Applicable Laws requiring any physical modifications to the Premises (except to the extent of Tenant's obligations pursuant to Section 9.1 above). Without limiting the generality of the foregoing, Landlord shall, at its sole cost and expense, subject to reimbursement as an Operating Expense to the extent permitted pursuant to Article 4 and Exhibit D, cause the Building and the Property to comply with the ADA, subject to Tenant’s obligations under Article 6. Landlord's obligations hereunder include the obligation to comply with local building codes enacted under the ADA to the extent required for Tenant to obtain and maintain a certificate of occupancy or to comply with any enforcement action brought by a governmental authority or private party. Landlord's obligation to comply with Applicable Laws, at Landlord's expense, subject to reimbursement as an Operating Expense to the extent permitted pursuant to Article 4 and Exhibit D, shall apply to any corrective work to cure violations existing on the Commencement Date (whether known or unknown to the parties). Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith (whether such alleged violation is asserted by a governmental authority or private party), including, but not limited to, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law, provided that (a) Landlord shall indemnify, defend and hold Tenant harmless from and against all Claims relating to such alleged violation, (b) Tenant's use and enjoyment of the Premises is not adversely affected thereby and (c) after the exhaustion of any and all rights to appeal or contest, make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. Nothing contained in this Section 9.2 shall be deemed to limit Tenant’s obligations under Sections 6.2(e) or 9.1 with respect to the ADA.
9.3Environmental Matters.
(a)Landlord's Obligations. Landlord shall, at Landlord's expense, comply with all Environmental Laws relating to the Property, the Building, the Building Structure, the Building Systems, and the Premises (except for the obligations of Tenant set forth in Section 9.3(b) below). Landlord shall give Tenant prompt written notice of: (i) any incident in, on, or about the Premises, the Building or the Property that would require the filing of a notice under any Environmental Laws; (ii) any proceeding or inquiry by any governmental authority with respect to the presence of any Hazardous Material in, on, under or about the Property that might affect Tenant's use of or access to the Premises; (iii) all Claims made or threatened by any third party against Landlord or the Property relating to any loss or injury resulting from any Hazardous Material in, on, or about the Property; and (iv) the discovery of any occurrence or condition in, on, under or about the Property relating to environmental matters that might affect Tenant's use of or access to the Premises. Upon Tenant’s request at any time during the Term, Landlord shall provide to Tenant copies of (i) any Building Asbestos O&M Plan, and (ii) any Phase I or Phase II reports for the Property which have been obtained by Landlord on or after the Commencement Date.
(b)Tenant's Obligations. Tenant shall, at Tenant's expense, comply with all Environmental Laws and shall remediate, to the extent required by Environmental Laws, all Hazardous Materials introduced into the Premises by Tenant during the Term. Landlord agrees that Tenant shall have no obligation with respect to Hazardous Materials that exist in the Premises or in, on, under or about the Building or the Property as of the Commencement Date (whether known or unknown to the parties) and Landlord, at Landlord's sole expense, shall be responsible for remediating any such Hazardous Materials in accordance with all Environmental Laws; provided, however, if, as part of any Alterations, Tenant disturbs any asbestos that is in the Premises, Tenant must remediate or abate such asbestos in accordance with all Applicable Laws (with such work to be supervised by Landlord, but Landlord may not charge Tenant any fee or other costs for such supervision) and at Tenant's sole expense. Tenant shall give Landlord prompt written notice of: (i) any incident in, on, or about the Premises, the Building or the Property that would require the filing of a notice under any Environmental Laws; (ii) any proceeding or inquiry by any governmental authority with respect to the presence of any Hazardous Material in the Premises; and (iii) all Claims made or threatened by any third party against Tenant relating to any loss or injury resulting from any Hazardous Material in the Premises. Tenant shall indemnify and hold Landlord and Landlord’s employees harmless from and against all Claims arising from Tenant’s breach of its obligations under this Section 9.3(b) or arising with respect to the previously existing Oil Discharge, or breach of its representation with respect thereto.
(c)Mold and Asbestos. If mold (in amounts greater than that occurring naturally in the area) and/or asbestos containing materials ("ACMs") are found in the Building or the Premises, to the extent such conditions were not created by Tenant during the Term or any Extension Term, Landlord shall cause such mold and/or ACMs to be remediated or abated in accordance with all Environmental Laws as soon as is reasonably possible. If any such remediation or abatement materially interferes with Tenant's ability to proceed with Tenant's Alterations or Tenant's ability to conduct business in the Premises and Tenant actually does not perform such Alterations or discontinues the conduct of business in the Premises as a result thereof, then Tenant shall be entitled to a one-day tolling of any of its obligations under this Lease for the space impacted, including, but not limited to, its obligation to pay Base Rent and Additional Rent, for each day Tenant is unable to proceed with any such work or conduct business in the Premises, until such time as Landlord has caused such mold and/or ACMs to be so remediated or abated; provided, however, that the foregoing shall not apply to the extent that such remediation or abatement was triggered by Tenant’s Alterations in the Premises and the foregoing provisions of this Section 9.3(c) shall not be deemed to limit Tenant’s obligations to remediate or abate asbestos disturbed by Tenant in connection with any Alterations performed or paid for by Tenant pursuant to Section 9.3(b). Without limiting the foregoing remedy, and provided such conditions were not created by Tenant during the Term, were not known to Tenant to exist in the Building as of the Commencement Date and would not have been discovered by Tenant in the operation of the Building prior to the Commencement Date in the manner that a reasonably prudent owner would have operated the Building, if as a result of such mold and/or ACM, Tenant is unable to and in fact ceases to occupy twenty-five percent (25%) or more of the rentable area of the Premises and Landlord fails to commence the remediation or abatement within sixty (60) days from the earlier of (i) the date Tenant notifies Landlord of the discovery of mold or ACMs in the Building or (ii) the date Landlord actually learns of the mold or ACMs in the Building(provided that such sixty (60) day period shall be extended, on a day-for-day basis, for any delays in the issuance of governmental approvals or permits required to perform the remediation or abatement work), or Landlord thereafter fails to diligently pursue such remediation or abatement, then Tenant shall have the right to terminate this Lease by providing Landlord with written notice of such termination. At the request of Tenant, Landlord will provide to Tenant copies of any environmental certification or verification of an asbestos-free environment. Tenant shall also provide Landlord with all information in Tenant’s possession or to which Tenant has ready access which is needed or appropriate for Landlord to comply with its obligations under this Section 9.3, including that appropriate for reporting to governmental and permitting authorities. Landlord has advised Tenant that there is asbestos-containing material in the Building. Attached hereto as Exhibit J is a disclosure statement regarding asbestos in the Building. Tenant acknowledges that such notice complies with the requirements of Section 25915 of the California Health and Safety Code.
(d)Energy Saving Measures; Environmental Incentives.
(i)Water Saving Fixtures. At Tenant’s sole costs and expense, Tenant shall have the right, but not the obligation, at its sole cost and expense and in Tenant’s sole discretion, to install water-saving fixtures, appliances and equipment, such as low flow faucets and toilets and low flow or waterless urinals, and other equipment that results in water conservation in the Premises or restroom facilities located on any floor in the Building in which the Premises are located.
(ii)Green Cleaning. There is currently in place at the Building a green cleaning program (“Green Cleaning Program”). Landlord will maintain the existing Green Cleaning Program in effect throughout the Term. All costs associated with such Green Cleaning Program shall be included in Operating Expenses. Green Cleaning Program shall include the minimum of 60% Sustainable Cleaning Products & Materials.
(iii)Recycling. Landlord shall provide a recycling program at the Premises that includes aluminum, plastic, glass, and corrugated cardboard material. Receptacles for the above materials will be made available to Tenant within reasonable distance of their workspaces (but in any event on each leased floor), and emptied regularly by Landlord. All costs associated with such recycling program shall be included in Operating Expenses.
(iv)Environmental Incentives and Carbon Credits. During the Term, including any extensions thereof, Tenant shall be the exclusive owner of any environmental incentives or carbon credits resulting from or attributable to the Premises.
(v)Indoor Air Quality. Within six (6) months of the Commencement Date, all maintenance contracts and tenant requirements within the Building shall specify all paints, sealants and adhesives must meet the limitations and restrictions concerning chemical components set by Green Seal Standard GS-11, Green Seal Standard GS-03 or SCAQMD Rule 1113, whichever is applicable but Landlord shall not be obligated to implement corrective measures with respect to any portions of the Building in which green cleaning materials were not used prior to the Commencement Date. Within such six (6) month period, Landlord shall take all action necessary to cause all adhesives and sealants used in the interior of the Complex not to exceed the VOC content limits of SCAQMD Rule #1168 and/or Green Seal Standard GC-36. All costs incurred by Landlord in connection with the foregoing shall be included in Operating Expenses.
(vi)ASHRAE 62.1. Landlord shall (at no additional cost or expense to Landlord) endeavor to cause the Building to meet the performance criteria set forth in the most recent version of ASHRAE Standard 62.1, provided, that, in no event shall Landlord be deemed to be in default hereunder if the Building fails to meet such criteria.
(vii)Non-Smoking. Landlord shall prohibit smoking within the Building and locate any designated smoking areas outside, away from Building entrances, outdoor air intakes, and operable windows.
(viii)Energy Star. To assist Tenant in keeping Tenant’s Energy Star scores current and up-to-date, Landlord agrees to update, on a monthly basis, for those utilities which Tenant does not directly pay the supplier, energy and facility information in the US EPA Energy Star Portfolio Manager, and share the Building’s information with the Tenant’s Energy Star Profile User Name of Bank of America.
9.4LEED Certification. Landlord acknowledges that the Building is currently LEED Existing Building (EB) certified. At no material cost to Landlord, Landlord agrees to cooperate fully with Tenant to facilitate re-certification. In addition, subject to reimbursement by Tenant of the reasonable costs incurred by Landlord (all such costs to be subject to Tenant’s prior written approval), Tenant may elect, by written notice to Landlord, to require Landlord to use all commercially reasonable efforts to obtain LEED (EB) re-certification for the Building. If Landlord elects to pursue LEED (EB) re-certification or any other level of LEED certification for the Building, Tenant agrees to cooperate fully, at no material cost to Tenant, to facilitate such re- certification or certification.
ARTICLE 10 - MANAGEMENT, SERVICES AND SPECIALTY SYSTEMS AND EQUIPMENT
10.1After-Hours HVAC. During the Term, Landlord shall provide overtime and Sunday HVAC service (i.e. during times which are not Building Standard Hours) as requested by Tenant in advance, at Landlord’s actual, Marginal Out-of-Pocket cost paid to a third party provider, which cost would not have been incurred except for Tenant’s request for such service (“Overtime HVAC”). Landlord agrees that the cost of such Overtime HVAC shall not include any markup for profit, overhead, or other non-cash charges, or any administrative costs or peak- demand charges, except for a reasonable charge for accelerated depreciation attributable to above-standard use (e.g. accelerated depreciation for the Building HVAC equipment which is attributable to Building HVAC service which Tenant requests in addition to Building Standard Hours).
10.2Supplemental HVAC. Supplemental Tenant shall have the option, but not the obligation, to continue to maintain and operate its existing supplemental HVAC systems in the Premises and to install new supplemental HVAC systems in the Premises. Further, Tenant shall have the option either (a) to utilize any or all of the Building’s chilled water capacity (not used by Landlord for Base Building operations) at Landlord’s actual Marginal Out of Pocket cost (as described above and in the Summary); or (b) to install any equipment necessary to supply a sufficient quantity of chilled water to the Premises; and Tenant shall have the right to connect the aforementioned equipment to the Premises through the Building shafts and systems. Tenant shall bear all costs of the equipment and installation. There shall be no rent or other payments due from Tenant for the space occupied by any supplemental HVAC systems.
10.3Telecommunications Equipment. Tenant shall have the right to utilize and access, at no cost to Tenant, any conduit space and/or vertical pathway required in order to connect Tenant’s voice/data cabling between its leased floors in the Building or to any permitted service provider. Landlord specifically approves of and consents to Tenant’s current use of all conduit space and/or vertical pathway space as of the Commencement Date. In the event that Building conduits are insufficient for Tenant’s needs, Landlord shall permit the Tenant to install, at Tenant’s cost and subject to availability in Landlord’s reasonable discretion, additional conduits. Tenant shall have the right to encase any riser cabling in new conduit and the right to install armored cabling. The sharing of conduits between service providers or future tenants, if any, shall not be permitted. Tenant will also require the right to determine which provider Tenant elects and require that Landlord grant free Building access to such provider. Tenant shall have the exclusive right, at no material cost to Tenant, to utilize for cabling and data switch purposes, all of the Building risers. In addition, Tenant shall have the exclusive right to use all of the equipment rooms throughout the Building (“TR”) for installation and operation of data/telecom equipment, for access to the Telecom Riser and in order to repair, replace and/or maintain (at Tenant’s sole cost and expense) certain personal property infrastructure of Tenant’s which services Tenant’s critical systems, including the right to secure its data equipment therein with either cage or cabinet. In addition, throughout the Term Tenant will always have the right, at all times, to the exclusive use of the Base Building Generator System. In no event shall Landlord be responsible for the cost to repair, maintain or replace any of Tenant’s data/telecom equipment, including, including without limitation, cabling for the same.

Tenant shall have the right at all times to access and to the exclusive use of all Network Point of Presence rooms (“NETPOP”) wherever located in the Building and to all Automatic Transfer Switches (“ATS”) wherever located in the Building, provided that Tenant shall be solely responsible for the repairs, maintenance, and replacement of the same at Tenant’s sole cost and expense.
In the event Tenant has unsecured telecommunications equipment and/or cabling anywhere in the Building, at Tenant’s option Tenant may use commercially reasonable efforts to secure such equipment and/or cabling. During any period of time as such equipment and/or cabling remains unsecure, Landlord shall coordinate access to the areas where such equipment is located with Tenant and in accordance with Tenant’s security procedures.
So long as Tenant leases the entire Building, Landlord will request Tenant’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) of any work activity in the Building riser shafts or pathways, per Tenant’s 100% Uptime Protocols, as defined and described in Rider One. If Tenant no longer leases the entire Building, Landlord will provide Tenant written notice at least two (2) Business Days prior to doing any work in the riser space.
10.4Generators. Subject to Applicable Laws, Tenant shall be permitted, at Tenant’s sole cost and expense, to continue to make exclusive use of the existing Base Building Generator System in the same manner in which Tenant used such system prior to the Commencement Date.
Pursuant to the 100% Uptime Protocol set forth as Rider One, Landlord shall perform any maintenance, repair or construction work involving all critical Building Systems (Base Building Generator System, central plant and fire/life safety systems) in accordance with Tenant’s maintenance specifications and advance notification procedures.
At Tenant’s option, Landlord will make a reasonable amount of space available to Tenant for Tenant to install, at Tenant’s expense, its own emergency generator, along with reasonable conduit and riser space in Core Areas to connect it to the Premises.
10.5Not Used.
10.6Certain Tenant-Owned Specialty Improvements. Tenant, at Tenant's expense, shall own, maintain, repair and operate (and have exclusive use of any rooms in which they are located) to keep them in the condition desired by Tenant and, if Tenant elects to do so, in Tenant’s sole discretion, replace the uninterruptible power supply ("UPS") systems, power distribution units ("PDUs"), computer room air conditioning ("CRAC") units, the FM 200 systems located in or serving the Premises and all Excluded Assets, as defined in the Purchase Agreement. Landlord will operate, repair and maintain, and replace, as needed, the monitoring system (“BMS”) for the Building. Landlord acknowledges that the alert messages for all Building systems may currently be a part of the BMS. Tenant shall have the right to elect either (x) to keep the alert messages part of the BMS, with the alert messages being sent to Tenant’s designated representative (it being understood and agreed that Landlord shall have no liability whatsoever for the alert messaging system and/or the failure of messages to be sent to Tenant), or (y) at Tenant’s expense, to separate the alert messages that are currently part of the BMS into a separate system operated by Tenant. Landlord further agrees that Tenant shall have the right, at Tenant’s expense and subject to Landlord’s reasonable prior approval of the work, to have Tenant’s selected vendor install additional monitoring stations to the Building BMS system to monitor certain status of Tenant’s assets. Tenant will be solely responsible for reviewing the results from any such added monitoring stations. If Tenant elects to add such additional monitoring stations, then Landlord will notify Tenant at least three (3) business days (except in the event of an emergency) prior to taking the Building BMS system “off-line” for repairs, maintenance or any other reason. Landlord acknowledges that the Building Security System and BMS System are both currently backed up by Tenant’s UPS system. Nothing contained in this Section 10.6 shall be deemed to limit Landlord’s right to approve Alterations pursuant to Section 6.1 above.
10.7Janitorial, Trash Removal and Recycling Services. Landlord, as part of Operating Expenses, shall provide janitorial services in the Premises and arrange for trash removal and recycling services from the Premises in accordance with the specifications attached hereto as Exhibit E. Notwithstanding the foregoing, Tenant shall have the right, but not the obligation, to engage its own janitorial service provider for all or portions of the Premises; if Tenant elects to provide its own janitorial services to the Premises, Tenant shall provide Landlord with not less than sixty (60) days prior written.
10.8Window Washing. Landlord shall cause exterior windows of the Premises and the interior side of exterior windows in the Premises to be cleaned at least twice annually.
10.9Building Core Areas. Tenant shall continue to be entitled to exclusive use of the MPOE room and Alternate MPOE room in the Building, at all times, and shall be entitled, in its sole discretion, to arrange for telecommunications services from one or more providers. Tenant shall be entitled to (a) the exclusive use of all janitorial closets in high security areas of the Premises designated by Tenant, (b) the exclusive use of all electrical and telecommunications closets on floors leased exclusively to Tenant, and (c) the exclusive use of all Building risers and all Network Equipment Room (“NER”), Network Equipment Room/PBX (“NER/PBX”) and Frame/Demarc (“Frame/Demarc”) rooms wherever located in the Building.

10.10Building Standard Services. Landlord shall furnish to Tenant while this Lease remains in full force and effect, services of types and at levels and in amounts similar to the services provided in Comparable Buildings and as more particularly described below:
(a)hot and cold water at those points of supply provided for general use of tenants in the Building;
(b)HVAC services during Building Standard Hours adequate to maintain normal temperatures in the Building (i) in the summer between 72° and 75° Fahrenheit at all times and (ii) in the winter months between 70° and 74° Fahrenheit at all times.
(c)electric lighting service for the Building and Building parking facilities;
(d)janitorial service as described in Section 10.7 above (unless Tenant elects to provide the same in accordance with Section 10.7 above);
(e)intentionally deleted;
(f)electrical current to the Premises at the levels being provided immediately prior to the Commencement Date to operate (i) typewriters, voice writers, calculating machines, personal computers, copying machines, printers and other machines of similar low voltage electrical consumption (120/208 volts, single phase), and (ii) lighting and equipment of standard high voltage electrical consumption (277/480 volts, single phase);
(g)Replacement of Building standard florescent and incandescent lighting;
(h)non-exclusive passenger elevator service to each floor of the Building through not less than one (1) cab twenty-four (24) hours per day (and such cab shall not be taken out of service at any time during Building Standard Hours for non-emergency repairs and maintenance) and non-exclusive freight elevator service during Building Standard Hours and outside Building Standard Hours on a first-come, first-served basis and service to all levels of the parking garages on the Property for all elevators existing on the Effective Date;
(i)repairs and maintenance as described in Article 8;
(j)grounds care, including the sweeping of walks and parking areas and the maintenance of landscaping in an attractive manner;
(k)general management, including supervision, inspections and management functions; and
(l)pest control services.
10.11Additional Services. Tenant agrees to pay within forty-five (45) days following receipt of Landlord's invoice therefor, all actual, reasonable and documented Marginal Out of Pocket costs (including additional staffing costs to the extent necessary to provide such Additional Services) incurred by Landlord from time to time in providing all services supplied to or used by Tenant in excess of or in addition to those services which Landlord agrees to provide to Tenant in accordance with Exhibit E (said excess and additional services are referred to as "Additional Services") and except as hereinafter provided in this Section 10.10. Landlord shall provide to Tenant, upon request by Tenant, Additional Services requested by Tenant to the extent same can be provided by the Building Systems (without the need for any upgrades to the same), provided, that Tenant shall be solely responsible for any additional costs attributable to such Additional Services (and for reasonably calculated accelerated depreciation to the Building HVAC equipment which is attributable to Tenant's use of after-hours HVAC service). At Tenant’s request and at Tenant’s sole expense, Landlord will provide an on-site engineer 24 hours per day, 7 days per week. Landlord shall charge Tenant, and Tenant shall pay Landlord, for such Additional Services, an amount equal to the actual Marginal Out of Pocket costs incurred by Landlord to provide such Additional Services and any such accelerated depreciation as provided above. Such Additional Services shall be available upon request to Landlord's property manager by an authorized representative of Tenant; provided, however, that the provision of certain Additional Services (e.g. security services) may require such reasonable advance notice as shall be specified by Landlord's property manager from time to time. If Tenant needs Additional Services and the same may not be provided by utilization of the existing Building Systems, Tenant, at Tenant's sole expense, may install such additional equipment as Tenant needs to obtain such Additional Services, subject to and conditioned upon the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.
ARTICLE 11 - ASSIGNMENT AND SUBLETTING
11.1Rights of Assignment and Sublease. Tenant shall not sublet the Premises or any part thereof, or transfer or assign, either directly or indirectly, this Lease, without the prior written consent of Landlord, which shall be obtained pursuant to the procedures set forth in Section 11.2 below. For purposes of this Lease, the term “transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) or more of the partners, or transfer of more than fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation

(i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period. Notwithstanding the foregoing, Tenant shall have the right, without the consent of Landlord, but with notice to Landlord within ten (10) days after the applicable assignment or sublease, which notice must include information that demonstrates that the assignment or sublease meets one or more of the following requirements, to assign this Lease or to sublet all or any portion of the Premises to (i) any Affiliate of Bank of America, N.A., (ii) any Person that acquires substantially all of the assets of Bank of America, N.A., (iii) any Person into which Bank of America, N.A. is merged, (iv) any Person resulting from a consolidation of Bank of America, N.A. with some other Person, and (v) and any entity that includes some or all of the employees, assets or businesses then being operated at the Premises, regardless of whether Bank of America, N.A. retains any ownership interest therein, which is required to be divested or spun off by Tenant as the result of a direct and specific requirement of a governmental agency (each, a "Permitted Transferee"), provided that (i) Tenant is not in default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) if, after a transfer to a Permitted Transferee, the original Tenant herein ceases to exist or as an independent entity then, such Permitted Transferee must have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles at least equal to or greater than One Billion Dollars ($1,000,000,000.00), (v) no assignment or sublease relating to this Lease, whether with or without Landlord's consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant. In no event shall an assignment of this lease other than to a Permitted Transferee be permitted to any assignee that does not at the time of assignment have a net worth greater than One Billion Dollars ($1,000,000,000.00) and a BBB-rating or better from Standard & Poor’s, or an equivalent rating from a comparable rating agency. Landlord shall not unreasonably withhold, condition or delay Landlord's consent to any proposed subletting or assignment in accordance with the terms of this Article 11.
Landlord shall have no recapture rights in the event of an assignment or subletting. Upon the request of Tenant or any subtenant, Landlord shall provide estoppel certificates to any assignee or subtenants in accordance with Article 25. If any assignment or sublease by Tenant shall be entered into primarily to circumvent the requirement for Tenant to obtain Landlord’s consent and, following such assignment or sublease, the applicable assignee or subtenant shall cease to be Permitted Transferee as to Bank of America, N.A., Landlord shall have the right to terminate and void the applicable assignment or sublease.
11.2Consent to Assignment or Sublease. If Tenant requests Landlord's consent to an assignment of this Lease or subletting of all or any portion of the Premises, Tenant shall submit to Landlord written notice ("Transfer Notice"), at least thirty (30) days prior to the date on which Tenant desires such assignment or sublease to become effective, containing the following information: (i) the name of the proposed assignee or sublessee; (ii) the nature of the business of the proposed assignee or sublessee, and its proposed use of the Premises; (iii) the material economic terms of the proposed transaction; (iv) the proposed commencement date, term, and rentable square feet of the subject space; and (v) such other information as Landlord may reasonably request. No later than twenty (20) days after Landlord's receipt of Tenant's notice, Landlord shall provide Tenant written notice of its approval or disapproval of the proposed transaction. In the event Landlord disapproves of such assignment or sublease, Landlord shall provide Tenant a reasonably detailed explanation of the grounds upon which Landlord has withheld its consent, which grounds may only be that the person or entity is not (because of the likelihood of picketing and protests, substantial allegations of criminal activity, or substantial adverse publicity or the like, including any governmental entity that poses a material security risk to the operation of Building or Tenant or is of a nature that regular visits by the public are anticipated) of a character consistent with the operation of a Class A multi- tenant office building in the Simi Market. The availability of comparable space for the account of Landlord shall not constitute reasonable grounds for disapproval. If Landlord does not provide written notice of approval or disapproval of the proposed assignment or sublease prior to the expiration of said twenty (20) day period, then Landlord shall be deemed to have approved the assignment or sublease described in Tenant's notice if it fails to respond to a second notice given by Tenant after the expiration of such twenty (20)-day period reciting that Landlord’s failure to respond within ten (10) days thereof shall constitute deemed approval. Tenant shall deliver a copy of any assignment or sublease to Landlord promptly after full execution thereof. If Tenant shall fail to consummate the contemplated assignment or sublease within ninety (90) days following delivery of the Transfer Notice to Landlord, then Tenant shall be obligated to deliver a new Transfer Notice in connection with the proposed assignment or sublease, and the process shall be repeated until the assignment or sublease shall be signed within the time and on the terms required. In no event shall Landlord have the right to recapture the subject space. Whether or not Landlord consents to any proposed subletting, assignment or transfer, Tenant shall pay Landlord's review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord, but Tenant's obligation shall not exceed $2,000.00 in connection with any sublease request or $25,000.00 in connection with any assignment request.

11.3Assignment and Subletting - Splitting of Assignment/Sublease Profits. In addition, in the case of any assignment or subleasing as to which Landlord may consent or is otherwise permitted hereunder (i.e. other than to a Permitted Transferee), such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Base Rent, and Additional Rent, fifty percent (50%) of the "Assignment/Sublease Profits" (hereinafter defined), if any, shall be paid to Landlord. The "Assignment/Sublease Profits" shall be the excess, if any, of (a) the "Assignment/Sublease Net Revenues" as hereinafter defined over (b) the Base Rent and Additional Rent (in the case of an assignment) or the portion of the Base Rent and Additional Rent attributable to the sublet space (in the case of a sublease). The "Assignment/Sublease Net Revenues" shall be the fixed rent, additional rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other payments or concessions having ascertainable monetary value given by such assignee or subtenant to Tenant as specific consideration for such subletting or assignment in lieu of rent or customary forms of additional rent, less the reasonable out-of- pocket costs of Tenant incurred in such subleasing or assignment (the definition of which shall include but not necessarily be limited to attorney's fees, marketing expenses, rent concessions, brokerage commissions, and alteration costs or allowances in the space to be sublet (or attributable to any of the Premises in the case of an assignment) and with respect to which Tenant has provided Landlord with evidence reasonably documenting the same. All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) days of receipt of same by Tenant; provided, however, that Tenant shall be entitled to recover its reasonable costs as aforesaid prior to sharing the Assignment/Sublease Profits with Landlord.
11.4Sublease Subject to Lease. All subleases shall by their terms be subject and subordinate to this Lease as amended from time to time, and no consent by Landlord to a sublease shall be deemed in any manner to be a consent to a use not permitted under this Lease.
11.5No Release of Tenant. Notwithstanding the giving by Landlord of its consent or approval to any assignment or sublease as provided in this Article 11, or any language contained in such assignment or sublease to the contrary, or any assignment made without Landlord’s consent, except to the extent this Lease or any obligation or liability of Tenant hereunder is expressly terminated or released in writing by Landlord, Tenant (i.e. Original Tenant and any successor thereto) shall not be relieved of any of Tenant's obligations or covenants under this Lease and shall remain fully and primarily liable hereunder.
11.6Consent Limited to Instant Transaction. Any consent or approval by Landlord to a particular assignment, sublease or other transfer shall not constitute Landlord's consent or approval to any other or subsequent assignment, sublease or other transfer, and any proposed assignment, sublease or other transfer by an assignee, sublessee or transferee of Tenant shall be subject to the provisions hereof as if it were a proposed assignment, sublease or other transfer by Tenant.
11.7Landlord's Right to Assign. Landlord shall have the right to sell, encumber, convey, transfer, or assign any of its rights and obligations under this Lease to any entity that acquires Landlord's interest in the Building, subject to the terms set forth below in this Section 11.7 and Article 23. Any such sale, encumbrance, conveyance, transfer or assignment shall be subject and subordinate to this Lease, except to the extent of any subordination of this Lease pursuant to Article 18. In the event Landlord sells, encumbers, conveys, transfers, or assigns any of its rights and obligations under this Lease to any entity that acquires Landlord's interest in the Building, at Tenant’s request, Landlord shall cause such acquiring entity to execute a certificate in favor of Tenant in a form reasonably satisfactory to Tenant, providing for representations and warranties regarding ERISA and Sanctions.
11.8Occupancy By Others. Tenant may allow any person or company that is a client of Tenant or that is providing services to Tenant or one of Tenant's clients to occupy portions of the Premises, without Landlord's consent and without such occupancy being deemed an assignment or subleasing, as long as such relationship was not created as a subterfuge to avoid the obligations set forth in this Article 11.
11.9No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation of this Lease, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies (unless Landlord at the time of its approval of any sublease or subtenancy has previously agreed that said subtenant may remain in the Premises upon any such surrender), or may, at the option of Landlord, operate as an assignment to it of Tenant's interest in any or all such subleases or subtenancies.
ARTICLE 12 - INDEMNIFICATION; INSURANCE
12.1Indemnification.
(a)Tenant's Indemnification Obligation. Tenant shall, at its expense, indemnify, defend, and hold harmless Landlord and Landlord's direct or indirect members, shareholders, employees, principals, affiliates, directors, officers, partners, and trustees (collectively, including Landlord, "Landlord Indemnified Parties") from and against any and all Claims arising out of or in connection with (i) any cause in, on or about the Premises (including, without limitation, Tenant's installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), (ii) the negligence or willful misconduct of Tenant or Tenant's employees agents or contractors in, on, or about the Property; or (iii) a breach or default by

Tenant under this Lease; provided, however, that Tenant shall not be required to indemnify, defend or hold harmless Landlord or Landlord Indemnified Parties from Claims to the extent caused by the negligence or willful misconduct of Landlord, any Landlord Indemnified Parties or Landlord's employees or agents.
(b)Landlord's Indemnification Obligation. Landlord shall, at its expense, indemnify, defend and hold harmless Tenant and Tenant's directors, officers, partners, and trustees (collectively, including Tenant, "Tenant Indemnified Parties") from and against any and all Claims arising out of or in connection with (i) any activity, work, or thing done or allowed by Landlord in, on, or about the Property, (ii) the negligence or willful misconduct of Landlord or Landlord's employees or agents in, on, or about the Property, or (iii) a breach or default by Landlord under this Lease; provided, however, that Landlord shall not be required to indemnify, defend or hold harmless Tenant Indemnified Parties from Claims to the extent caused by Tenant exercising its rights under this Lease or by the negligence or willful misconduct of Tenant, any Tenant Indemnified Parties, any Tenant Parties or their respective employees, agents or contractors.
(c)General Provisions. The foregoing indemnification obligations of Landlord and Tenant shall survive a period of five (5) years from the expiration or earlier termination of the Term. Notwithstanding Section 12.1(a) above, (i) to the extent any damage or repair obligation is covered or required to be covered by insurance obtained by Landlord, then Tenant shall be relieved of its indemnity obligation up to the amount of the insurance proceeds which Landlord is entitled to receive and (ii) to the extent any damage or repair obligation is covered or required to be covered by insurance obtained by Tenant, then Landlord shall be relieved of its indemnity obligation up to the amount of the insurance proceeds which Tenant is entitled to receive. Tenant's agreement to indemnify, defend and hold harmless Landlord Indemnified Parties pursuant to this Section 12.1, and Landlord's agreement to indemnify, defend and hold harmless Tenant Indemnified Parties pursuant to this Section 12.1, are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant, respectively, pursuant to this Lease (or such broader coverage as Landlord may have in effect) to the extent that such policies cover the results of such acts, omissions or willful misconduct. If Landlord or Tenant has been or at any time hereafter is granted the right to self-insure or if either party breaches this Lease by its failure to carry required insurance, such failure shall automatically be deemed to be a covenant and agreement by Landlord or Tenant, as applicable, to self-insure to the full extent of such required coverage, with full waiver of subrogation. All of the provisions set forth herein are subject to the provisions of Section 12.3 and Section 12.4.
12.2Insurance.
(a)Tenant's Insurance. Tenant shall have the following insurance obligations:
(i)Liability Insurance. Tenant shall obtain and keep in full force a policy of broad form commercial general liability and property damage insurance under which Tenant is named as the insured and Landlord, Landlord's property management company, if any, and any mortgagees (whose names shall have been furnished to Tenant) are named as additional insureds. Tenant shall also obtain and keep in full force a policy of workers’ compensation insurance with statutory limits in accordance with Applicable Laws. The minimum limits of liability shall be a combined single limit with respect to each occurrence of not less than Five Million Dollars ($5,000,000.00).
(ii)Tenant's Right to Self-Insure. Notwithstanding anything to the contrary contained in this Lease, for so long as Tenant is Original Tenant or a successor or Affiliate of Original Tenant, Tenant shall have the right to self-insure for all insurance required to be carried by Tenant under this Lease, provided that during any such period Tenant has (and if Tenant is no longer Bank of America, N.A. or a Permitted Transferee, shall certify to Landlord that it has) a net worth of at least Two Hundred Fifty Million Dollars ($250,000,000) and how such entity qualifies as an Affiliate of Original Tenant (if applicable).
(iii)Subtenant's Insurance. Landlord shall not require a subtenant to carry the same insurance as Tenant is required to carry under this Lease. Instead, the insurance requirements imposed by Landlord in connection with any sublease requiring Landlord's consent shall be reasonably modified based upon the size and use of the subleased premises, consistent with the insurance requirements imposed upon similar subtenancies by institutional landlords of comparable multi-tenant office buildings in the Simi Market.obligations:
(b)Landlord's Insurance.    Landlord shall have the following insurance
Landlord shall obtain and keep in full force at all times a special form causes-of- loss ("all risk") property insurance policy covering one hundred percent (100%) of the full replacement cost valuation of the Building, including all leasehold improvements and Alterations (but only if Landlord has consented thereto), and Landlord's personal property, including its business papers, furniture, fixtures and equipment (subject in all cases to commercially reasonable deductibles) in the event of fire, lightning, windstorm, vandalism, malicious mischief and all other risks normally covered by special form "all risk" property insurance policies carried by institutional landlords of comparable multi-tenant office buildings in the Simi Market. Landlord shall also obtain and keep in full force the following insurance: (i) a policy of broad form commercial general liability and property damage insurance with a combined single limit with respect to each occurrence of not less than Five Million Dollars ($5,000,000), which policy shall name Tenant as an additional insured but only with respect to events arising on the Property;

(ii) workers' compensation insurance in accordance with Applicable Laws and Employer's Liability insurance in amounts and with deductibles comparable to the insurance being carried by institutional landlords of comparable multi-tenant office buildings in the Simi Market; and (iii) rental income/loss insurance for a commercially reasonable period.
(c)Insurance Criteria. All the insurance required to be maintained by Tenant and Landlord under this Lease shall:
(i)Be issued by insurance companies with a financial rating of at least A-VII for any property insurance and A-VII for any liability insurance as rated in the most recent edition of Best's Insurance Reports;
(ii)Be issued as a primary policy (except that Tenant’s insurance on its property shall be primary as to Landlord’s liability policy and Landlord’s insurance on its property shall be primary as to Tenant’s liability policy);
(iii)Require prior written notice from the insurance company to both parties and to Landlord’s lender before cancellation, with such notice being in accordance with the time frames outlined in the policy;
(iv)With respect to property loss or damage, a waiver of subrogation must be obtained, as required by Section 12.4; and
(v)Be occurrence-based coverage.
Notwithstanding the foregoing, all of the insurance requirements set forth herein on the part of Tenant or Landlord to be observed may be satisfied by a blanket insurance policy insuring all or most of Tenant's or Landlord's facilities, and provided that the coverage attributable to the Premises and the Building under such blanket insurance policy equals or exceeds the applicable requirements set forth in this Lease.
(d)Evidence of Coverage. Upon request, Landlord and Tenant shall each furnish the other with certificates of insurance evidencing the insurance coverages required hereunder and in the case of insurance by Tenant, naming Landlord (and Landlord's property manager and mortgagees, or Tenant, as applicable), as additional insureds with respect to the commercial general liability policies.
12.3Assumption of Risk/Waivers of Subrogation/Minimization of Duplication of Insurance Coverage/Limitations on Liability and Damages. The purpose of this provision is to allow Landlord and Tenant to allocate and assume certain risks to coincide with insurance coverages required to be maintained pursuant to the terms of this Lease. Landlord and Tenant recognize the benefit that each will receive from the waivers of subrogation each is required to obtain pursuant to this Section 12.3 and Section 12.4 below and that there are significant advantages to each in connection with minimizing duplication of insurance coverage. Landlord and Tenant further agree to accept and place certain limitations on each other’s respective liabilities and responsibility for damages to coincide with required insurance coverages.
12.4Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss which is of a nature that such coverage is agreed to be provided hereunder or would have been covered by a so called "all risk" policy, whether or not such insurance is actually maintained. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder. Notwithstanding the foregoing, in the event Tenant elects to self-insure with respect to property losses, this provision shall apply fully to Tenant so that Tenant waives all claims with respect to property losses that would be covered by Tenant’s insurance if Tenant carried customary ISO “Causes of Loss - Special Form” coverage in an amount equal to the full replacement cost of Tenant’s property.
ARTICLE 13 - DAMAGE OR DESTRUCTION
13.1Cost of Repairs; Time to Complete Repairs.
(a)Minor Damage. If all or any portion of the Premises, or any portion of the Building necessary to provide access or services to the Premises, or any portion of the parking garage serving the Building is damaged or destroyed by fire, earthquake, explosion, flood, wind, or other event of a sudden, unexpected or unusual nature ("Casualty"), and Landlord reasonably estimates that the time required to Restore such damaged portion of the Building (the "Damaged Area") will not exceed one hundred eighty (180) days after the date of the Casualty ("Minor Damage"), then Landlord shall diligently Restore the Damaged Area in accordance with the provisions of Section 13.5 below, and this Lease shall continue in full force and effect as to the entire Premises, subject to an abatement of Base Rent and Additional Rent as set forth in Section 13.6 below.
(b)Major Damage. If Landlord reasonably estimates that the time required to Restore the Damaged Area will exceed one hundred eighty (180) days after the date of the Casualty, then within ten (10) business days after the date of the Casualty, the parties shall mutually designate a construction manager with at least ten (10) years’ experience in comparable high rise office construction in the Simi Market. If the parties cannot mutually agree upon such a construction manager within said time period, the parties shall promptly obtain from AAA or its successor organization a list of five (5) individuals so qualified to act as construction manager. Within three (3) business days after receipt of said list, each party may strike from the list not more than two (2) individuals. If, as a result of the elimination of prospective construction manager candidates, only one (1) individual remains on the list, such individual shall serve and act as construction manager; if more than one (1) individual remains on the list, Landlord and Tenant shall select a construction manager from among those individuals so remaining by lot. Within forty-five (45) days after selection, or as soon thereafter as reasonably practicable, the construction manager shall concurrently provide in writing to Landlord and Tenant his or her determination (the "Construction Manager's Determination") of (i) the time reasonably required after the date of the Casualty to Restore the Damaged Area, including the time required to Restore damaged portions of the Premises, set forth on a floor-by-floor basis (the "Time Estimate") and (ii) the total cost to complete the Restoration, accompanied by a detailed line item cost breakdown of trades, materials, and appropriate contingency reserves, including the cost required to Restore the damaged portions of the Premises, set forth on a floor-by-floor basis (the "Cost Estimate"). The construction manager shall consider as part of his or her evaluation, the period of time necessary to obtain required approvals of any lender and insurer, to obtain applicable permits from governmental authorities, and to engage contractors, as well as the amount of time reasonably required for construction. Within three (3) business days after Landlord's receipt of the Construction Manager's Determination, Landlord shall notify Tenant in writing whether and to the extent loss of the Damaged Area is covered by insurance maintained by Landlord or required to be maintained by Landlord pursuant to Section 12.2 above.
13.2Casualty.
(a)Termination Rights. If a Casualty damages the Premises or any portion of the Building necessary to provide access or services to the Premises or any portion of the parking areas serving the Building, then Landlord shall diligently Restore the Damaged Area in accordance with Section 13.5 below; provided, however, that if the Time Estimate to repair any such damage, as set forth in the Construction Manager's Determination, shall exceed fifteen (15) months, then each party shall have the right to terminate this Lease by giving written notice of such termination to the other party within thirty (30) days after receipt of the Construction Manager's Determination. In addition, if (i) more than twenty-five percent (25%) of the rentable area of the Premises is damaged by Casualty and the Time Estimate of the Construction Manager’s Determination exceeds nine (9) months, or (ii) more than ten percent (10%) of the parking areas serving the Building which are, in Tenant’s reasonable discretion, necessary for the operation of Tenant’s business in the Premises, shall be damaged by an Insured Casualty, then either party shall have the right to terminate this Lease in its entirety by written notice given to the other within thirty (30) days after receipt of the Construction Manager's Determination. Notwithstanding the foregoing, if Landlord notifies Tenant, within thirty (30) days of the Casualty, that Landlord will restore the damaged parking areas within nine (9) months following the Casualty (and will provide temporary parking to Tenant within a three (3) mile radius of the Building and shuttle service to the Building until the parking area is restored), then Tenant’s termination option shall be deemed voided and the Lease will remain in effect, subject to Landlord properly restoring the damaged parking area within the nine (9) month period.
(b)Restoration. If neither party delivers a termination notice within said thirty (30) day period pursuant to Section 13.2(a) above, then Landlord shall diligently Restore the Damaged Area in accordance with Section 13.5 below, and this Lease shall continue in full force and effect, subject to the abatement provisions of Section 13.6 below.
13.3Intentionally Deleted.
13.4Damage Near End of Term. In addition to the other termination rights granted to the parties under this Article 13, in the event of any casualty for which Landlord is otherwise required to undertake Restoration, if the Construction Manager's Determination indicates that, after Restoration is completed, fewer than twelve (12) months shall remain in the Term ("Insufficient Term"), then each party shall have the right to terminate this Lease by providing written notice of such termination to the other party within thirty (30) days after receipt of the Construction Manager's Determination. Notwithstanding the preceding sentence, if the Casualty occurs more than twelve (12) months prior to the end of the Term and Landlord terminates this Lease based solely on an Insufficient Term, and, as of the date of the Casualty an unexpired Extension Option exists under this Lease, then Tenant shall have the right, in its sole discretion, and notwithstanding any contrary provision in Section 2.2 regarding the time period for exercise of an Extension Option, to cause rescission of such termination by giving written notice to Landlord of Tenant's exercise of the applicable Extension Option within thirty (30) days after receipt of Landlord's termination notice. If Tenant so exercises an Extension Option, Landlord shall Restore the damage, subject to the other provisions of this Article 13.
13.5Repair of Damaged Area.
(a)Landlord Restoration. If this Lease is not terminated pursuant to the foregoing provisions of this Article 13, Landlord shall obtain all necessary governmental permits and approvals and shall diligently complete Restoration of the Damaged Area of the Premises that remains subject to this Lease, including all of the tenant improvements and Alterations located within the portions of the Premises to be restored, whether such improvements were made or paid for by Landlord or Tenant or any person claiming under Tenant, together with all other areas of the Building that affect Tenant's use or occupancy of the Premises, including the parking areas. All Restoration shall be performed in a good and workmanlike manner, free from material defects, and in accordance with all Applicable Laws in effect at the time of Restoration. If Tenant shall continue to occupy any portion of the Premises during Restoration, such Restoration shall be performed in a manner so as to not unreasonably interfere with Tenant's use of the Premises. Landlord shall keep Tenant apprised of the progress of Restoration and shall give Tenant at least thirty (30) days' prior written notice of the date of substantial completion of Restoration.
(b)Tenant Election to Perform Certain Restoration. Notwithstanding Section 13.5(a) above, if Landlord elects or is required to Restore the Damaged Area, Tenant may elect by written notice to Landlord given no later than thirty (30) days prior to the commencement of Restoration, to perform the Restoration work or portions thereof affecting any specialty improvements in the Premises, including but not limited to, Tenant's cash vault, UPS Systems, PDUs, CRAC Units, and halon/EPO systems. In such event, Landlord shall make available to Tenant, during the course of construction, upon submission of monthly draw requests accompanied by industry standard supporting documentation, the applicable insurance proceeds or otherwise fund the reasonable cost of Restoring the Damaged Area affecting the specialty improvements, to the extent Landlord is otherwise obligated to pay for such Restoration pursuant to this Article 13. If the parties shall disagree regarding the reasonable cost of Restoring the Damaged Area affecting the specialty improvements, upon the election of either party, the dispute shall be resolved pursuant to Article 32.
(c)Additional Time. If Landlord does not complete the Restoration within ninety (90) days after the applicable Time Estimate or Revised Time Estimate (as defined below), as the case may be, as extended for delays caused by Force Majeure ("Extraordinary Delay"), then Tenant may terminate this Lease by written notice given to Landlord within fifteen (15) days after expiration of such period. If at any time during the process of Restoration, Landlord makes a good faith determination that there will be an Extraordinary Delay, then Landlord may give written notice to Tenant of such anticipated Extraordinary Delay, together with Landlord's good faith estimate of the actual date by which Landlord expects to complete Restoration of the damaged Premises (the "Revised Time Estimate"). Within fifteen (15) days after receipt of Landlord's notice, Tenant shall elect either to (i) terminate this Lease or (ii) waive Tenant's right to terminate this Lease with respect to the Extraordinary Delay (but not as to any further delay) and in the absence of any such election, Tenant shall be deemed to have made such waiver. The provisions of Article 24 shall not extend the time for performance by Landlord under this Article 13.
13.6Abatement. If the Premises or any portion thereof is damaged by a Casualty or any portion of any Building providing access or services (e.g., HVAC or electricity) to the Premises is damaged by a Casualty and Tenant is not actually using the Premises, or portion thereof, as a result thereof, Base Rent and Additional Rent payable by Tenant hereunder shall abate with respect to the Damaged Area, commencing on the date of the Casualty and continuing until it has been Restored except for any restoration to be performed by Tenant pursuant to Section 13.5(b). Any dispute regarding the abatement of Rent pursuant to this Article 13 shall, upon the election of either party, be submitted to binding arbitration in accordance with Article 32.
13.7Termination.
(a)Termination Date. If either party elects to terminate this Lease pursuant to this Article 13, this Lease and the Term shall end on a date specified by the party first to terminate, which date shall be no more than ninety (90) days after the date of the applicable termination notice from either Landlord or Tenant. Upon termination, Base Rent and Additional Rent shall be prorated as of the date of the termination, subject to abatement as described above.
(b)Insurance Proceeds. If this Lease terminates pursuant to this Article 13, the proceeds from any insurance paid by reason of damage to or destruction of the Property or any portion thereof and not used to Restore the Property shall belong to and be paid to Landlord, except for proceeds payable under Tenant's insurance policies that relate to Tenant's Property or other personal property of Tenant.
13.8Waiver of Statutory Provisions. The provisions of this Lease, including this Article 13, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Property, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Property.
ARTICLE 14 - EMINENT DOMAIN
14.1Definitions; General.
(a)For purposes of this Lease, "Taking" shall mean a taking through (i) the exercise of any power (by legal proceedings or otherwise) by any public or quasi-public authority or by any other party having the right of eminent domain or (ii) a voluntary sale or transfer by Landlord to a party having the right of eminent domain either under threat of exercise of eminent domain or while legal proceedings for eminent domain are pending.

(b)For purposes of this Lease, "Date of Taking" shall mean the earlier of (i) the date on which title to the Property or applicable portion thereof vests in the condemnor or (ii) the date on which the condemnor takes possession of the Property or applicable portion thereof.
(c)In the event of a Taking, or the commencement of any proceedings or negotiations which might result in a Taking, Landlord shall promptly give notice thereof to Tenant, generally describing the nature and extent of such Taking or the nature of such proceedings or negotiations, and Tenant shall have the right to participate in such Taking proceedings or negotiations.
14.2Total Taking - Automatic Termination. If there is a total Taking of the Premises, then this Lease shall automatically terminate as of the Date of Taking.
14.3Partial Taking - When Lease Can Be Terminated. If there is a Taking of any portion (but less than all of the Premises), Tenant shall have the option to terminate this Lease if one or more of the following circumstances shall exist: (a) in Tenant’s reasonable business judgment, a partial Taking of the Premises renders the balance of the Premises unsuitable for the conduct of its business therein; (b) Restoration necessitated by any partial Taking of at least twenty-five percent (25%) of the rentable area of the Premises cannot be completed within nine (9) months, as extended for delays caused by Force Majeure, after the commencement of such work; or (c) there is a Taking of any portion of the Building or adjacent areas that provide Tenant with its primary access to the Premises, and Landlord is unwilling or unable to provide reasonably acceptable alternate access to Tenant; or (d) the number of parking spaces available for Tenant’s use will be reduced by more than ten percent (10%). Notwithstanding the foregoing, if Landlord notifies Tenant, within thirty (30) days of the Taking, that Landlord will restore the damaged parking areas on the Property within nine (9) months, as extended for delays caused by Force Majeure, following the Taking (and will provide temporary parking to Tenant within a three (3) mile radius of the Building and shuttle service to the Building until the parking area is restored), then Tenant’s termination option shall be deemed voided and the Lease will remain in effect, subject to Landlord properly restoring the damaged parking area within the nine (9) month period.
14.4Partial Taking - When Lease Is Not Terminated. In the event of a partial Taking which does not result in a termination of this Lease under Section 14.3, the Base Rent and Tenant's Percentage Share shall be proportionately reduced based on the portion of the Premises terminated, and Landlord shall diligently restore the Premises, the Building, and the Property to the condition existing immediately prior to the Taking. Landlord and Tenant shall promptly execute an amendment to this Lease and any other documents as either party may reasonably request to memorialize exclusion of the terminated portion of the Premises.
14.5Temporary Taking. No temporary Taking of all or any part of the Premises, the Building, or the Property and/or Tenant's rights under this Lease shall terminate this Lease. For purposes of this Lease, a temporary Taking shall mean a Taking for ninety (90) days or less. During any such period of temporary Taking, the Rent shall not abate, provided that Tenant shall have the right to seek an award or damages for any temporary Taking, and any award made to Tenant by reason of such temporary Taking shall belong entirely to Tenant.
14.6Rent Abatement. Rent due and payable under this Lease shall be abated during Restoration of the Premises and/or the Property in proportion to the degree Tenant is unable to reasonably use (and actually does not use) the Premises for the normal conduct of its business therein, and to the degree that Tenant is denied reasonable access to the Premises.
14.7Allocation of Award. In the event of any partial or entire Taking, Landlord shall receive and Tenant shall assign over to Landlord any award but for any specific award (if any) to which Tenant may be entitled to compensate it for relocation expenses.
14.8Release Upon Termination. Upon termination of this Lease pursuant to this Article 14, Tenant and Landlord hereby agree to release each other from any and all obligations and liabilities under this Lease as to all or the affected portion of the Premises to the same extent as if this Lease had expired on the date of such termination, except for such obligations and liabilities which arise or accrue prior to such termination, and except for any contingent obligations of the parties which, pursuant to the other terms of this Lease, would have survived the expiration or termination hereof.
14.9Waiver. Landlord and Tenant intend that the foregoing provisions of this Article 14 shall govern fully in the event of a Taking.
ARTICLE 15 - TENANT'S DEFAULT AND LANDLORD REMEDIES
15.1Default by Tenant. Each of the following shall be an "Event of Default" by Tenant and a material breach of this Lease:
(a)Tenant shall fail to pay any Rent, including, without limitation, any installment of monthly Base Rent, as and when due, and such failure is not cured within five (5) Business Days following written notice to Tenant from Landlord; provided, however, that any such notice delivered by Landlord shall, at Landlord's option, be in lieu of, and not in addition to, any notice required under the California Code of Civil Procedure Section 1161 or any similar successor law.

(b)Tenant shall breach the provisions of Sections 11.1, 12.2 or 19.1.
(d)    Tenant shall fail to observe, keep or perform any of the material terms, covenants, agreements or conditions under this Lease that Tenant is obligated to observe or perform, other than that described in subparagraph (a) or (b) above, for a period of thirty (30) days after notice to Tenant of said failure; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default under this Lease if Tenant shall commence the cure of such default so specified within said thirty (30) day period and shall diligently prosecute the same to completion within one hundred eighty (180) days.
15.2Intentionally Deleted.
15.3Vacating Not Default. Landlord and Tenant acknowledge and agree that neither Tenant's vacating all or any portion of the Premises, nor Tenant's failure to operate continuously in all or any portion of the Premises at any time during the Term or any extension or renewal thereof, shall constitute an Event of Default by Tenant under this Lease.
15.4Landlord's Remedies. Upon the occurrence of an Event of Default by Tenant, in addition to any other remedies available at law or in equity, Landlord may, at its option, pursue any one or more of the following remedies, however, except with respect to the matters described in Section 32.4 below, each of which shall be cumulative and non-exclusive without notice or demand whatsoever (except as provided in Section 15.1), Landlord may pursue any such remedies only through a binding Arbitration proceeding conducted in accordance with Article 32:
(a)Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, but subject to Applicable Laws, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:
(i)the worth at the time of award of any unpaid rent which have been earned at the time of such termination; plus,
(ii)the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided by leasing the entire Premises to a single tenant; plus
(iii)the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided by leasing the entire Premises to a single tenant; plus
(iv)any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; plus
(v)at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under Applicable Law.
The term "rent" as used in this Section 15.4(a) shall mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 15.4(a)(i) and (ii) above, the "worth at the time of award" shall be computed by allowing interest at the lesser of (1) the Contract Rate or (2) the maximum lawful rate. As used in Section 15.4(a)(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the then existing discount rate of the Federal Reserve Bank, Richmond, Virginia plus one percent (1%).
(b)Acts of maintenance or preservation or efforts to re-let the Premises or the appointment of a receiver to protect Landlord's interest under this Lease shall not constitute a termination of this Lease or Tenant's right to possession, unless express written notice of such intention is sent by Landlord to Tenant.
(c)Upon the occurrence of an Event of Default by Tenant, if the Premises or any portion thereof are sublet, Landlord in addition and without prejudice to any other remedies herein provided or provided by law, may, at its option, collect directly from any sublessee all amounts becoming due to the Tenant thereunder and apply such amounts against other sums due hereunder to Landlord.
(d)Landlord waives all statutory and other Landlords' liens of any type that could encumber Tenant's Property.
(e)Landlord may proceed to perform such defaulted obligation on behalf of Tenant by the payment of money or other action for the account of Tenant. If Landlord performs any obligation of Tenant, Landlord may provide Tenant with a written demand for reimbursement of the reasonable costs and expenses paid or incurred by Landlord in taking such action, together with invoices or other reasonable supporting documentation. Within fifteen (15) business days following receipt of Landlord's demand, Tenant shall either (i) pay the amount demanded by Landlord or (ii) notify Landlord that Tenant contends that the costs incurred by Landlord in exercising its self-help remedy were either not justified because no Event of Default occurred or were excessive (in which case Tenant shall pay the amount it contends would not have been excessive).
(f)Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
(g)Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof
15.5    Self-Help. In the event that any failure by Tenant to satisfy its obligations under the Lease that would constitute a default after the delivery of notice and passage of time without cure causes (i) an imminent threat to the life or safety of any person, (ii) an imminent threat to the structural integrity of Building or (iii) a violation of Applicable Law that will result either in a lien against the Property, a fine or criminal liability (items (i), (ii) and/or (iii), an "Emergency Situation"), Landlord shall have the right to cure such Emergency Situation upon reasonable prior notice to Tenant, regardless of the fact that an Event of Default has not occurred and without the need for any Arbitration proceeding to be pursued.
ARTICLE 16 - LANDLORD'S DEFAULT AND TENANT REMEDIES
16.1Default by Landlord. Each of the following shall be an "Event of Default" by Landlord and a material breach of this Lease:
(a)Landlord shall fail to pay any sum or charge (whether to Tenant or to others), as and when due, and such failure is not cured within thirty (30) days after written notice to Landlord from Tenant.
Landlord shall fail to observe, keep or perform any of the material terms, covenants, agreements or conditions under this Lease that Landlord is obligated to observe or perform, other than those described in subparagraph (a) and (b) above, for a period of thirty (30) days after written notice of such failure to Landlord from Tenant; provided, however, that if the nature of Landlord's default is such that more than thirty (30) days are reasonably required for its cure, then Landlord shall not be deemed to be in default under this Lease if Landlord shall commence the cure of such default so specified within said thirty (30) day period and shall diligently prosecute the same to completion within one hundred eighty (180) days after written notice thereof from Tenant. The provisions of this Section 16.1(c) shall be in addition to, and shall not be construed in any way to limit, diminish or qualify, Tenant's self-help rights pursuant to Section 8.5(a) above.
16.2Tenant's Remedies. Upon the occurrence of an Event of Default by Landlord, Tenant may, at its option, pursue any one or more of the following remedies, however, Tenant may pursue any such remedies only through a binding Arbitration proceeding conducted in accordance with Article 32:
(a)Tenant may recover from Landlord for damages sustained by reason of Landlord's default, including, but not limited to, damages sustained after the occurrence of the default but prior to expiration of the time period afforded Landlord to cure such default.
(b)Tenant may proceed to perform such defaulted obligation on behalf of Landlord (and shall have a license to do so) by the payment of money or other action for the account of Landlord. Tenant's cure rights under this Section 16.2(b) shall be in addition to, and shall not be construed in any way to limit, diminish or qualify Tenant's self-help rights pursuant to Section 8.5(a) above, or Tenant's abatement and termination rights pursuant to Section 8.5(b) above. If Tenant performs any obligation of Landlord pursuant to Section 8.5(b) or this Section 16.2(b), Tenant may provide Landlord with a written demand for reimbursement of the reasonable costs and expenses paid or incurred by Tenant in taking such action, together with invoices or other reasonable supporting documentation. Within forty-five (45) days following receipt of Tenant's demand, Landlord shall either (i) pay the amount demanded by Tenant or (ii) notify Tenant that Landlord disputes Tenant's right to exercise its self-help remedy, setting forth with reasonable particularity the basis of Landlord's dispute, or, that Landlord contends that the costs incurred by Tenant in exercising its self-help remedy were excessive (in which case Landlord shall pay the amount it contends would not have been excessive). If Landlord fails, within said forty-five (45) day period, either to pay Tenant the amount set forth in Tenant's demand or to notify Tenant of its objection to Tenant's demand, Tenant shall be entitled to offset the amount demanded by Tenant, together with interest thereon at the Contract Rate from the date such costs were paid or incurred, from the Rent thereafter payable by Tenant under this Lease up to a maximum of twenty-five percent (25%) of the amount of each such payment of monthly Rent until fully credited, provided, however if the remainder of the Rent thereafter becoming payable under this Lease would be insufficient at the 25% level to fully credit Tenant its costs, then when the remaining Rent payable equals the remainder of the offset credit Tenant is due, Tenant may deduct its costs from the remainder of the Rent payable without regard to such 25%

limitation. If Landlord notifies Tenant of its objection to Tenant's demand within said fifteen (15) business day period, then Tenant shall not be entitled to deduct the disputed amount from Rent, and either party may elect to submit the dispute to binding Arbitration in accordance with Article 32. If Landlord fails to pay any amounts awarded to Tenant in the arbitration within fifteen (15) business days, Tenant shall be entitled to deduct the amount of the award, together with interest at the Contract Rate from the date such costs were paid or incurred, from the Rent thereafter payable by Tenant until Tenant is reimbursed in full. This provision is intended to survive and/or override any existing bankruptcy laws to the extent legally enforceable.
(c)Subject to the requirement that all rights and remedies may, except for the matters described in Section 32.4, be pursued only in a binding Arbitration proceeding under Article 32, Tenant shall at all times have the rights and remedies available under Applicable Laws, which shall be cumulative with each other and in addition to those rights and remedies available under this Lease, except as required by Applicable Laws.
(d)If Landlord breaches the representation made in subsection (a) of Section 33.17 of this Lease at any time and fails to cure such breach within sixty (60) days following Tenant’s notice to Landlord of such breach, Tenant shall have the right to terminate this Lease by written notice to Landlord at any time prior to the date Landlord cures the breach
16.3Landlord Bankruptcy Proceeding. In the event that the obligations of Landlord under this Lease are not performed during the pendency of a bankruptcy or insolvency proceeding involving the Landlord as the debtor, or following the rejection of this Lease in accordance with Section 365 of the United States Bankruptcy Code, then notwithstanding any provision of this Lease to the contrary, Tenant shall have the right to set off against Rents next due and owing under this Lease: (a) any and all damages caused by such non-performance of Landlord's obligations under this Lease by Landlord, the debtor-in-possession, or the bankruptcy trustee; (b) any and all damages caused by the non-performance of Landlord's obligations under this Lease following any rejection of this Lease in accordance with Section 365 of the United States Bankruptcy Code; and (c) the cost of performing any obligations of Landlord hereunder.
ARTICLE 17 - ATTORNEYS' FEES
If either Landlord or Tenant commences or engages in, or threatens to commence or engage in, any action or litigation against the other party arising out of or in connection with this Lease, the Premises or the Property, including, but not limited to, any action for recovery of any payment owed by either party under this Lease, or to recover possession of the Premises, or for damages for breach of this Lease, the prevailing party shall be entitled to recover from the non- prevailing party reasonable attorneys' fees and other reasonable costs incurred in connection with the action and in preparation for said action. The non-prevailing party shall also be obligated to pay reasonable attorneys' fees and costs incurred in any post-judgment proceedings to enforce and collect the judgment, which obligation shall survive the merger of this Lease into any judgment on this Lease. A party shall be deemed to have prevailed in any such action (without limiting the generality of the foregoing) if such action is dismissed upon the payment by the other party of the sums allegedly due or the performance of obligations allegedly not complied with, or if such party obtains substantially the relief sought by it in the action, irrespective of whether such action is prosecuted to judgment. The reasonable attorney’s fees of Tenant's in- house counsel shall be based on the fees regularly charged by private attorneys with the equivalent number of years of experience in the subject matter area of the law for which Tenant's in-house attorneys' services were rendered who practice in the Simi Market in law firms with approximately the same number of attorneys as employed by Tenant's Legal Department. Notwithstanding the foregoing, the provisions of this Article shall not apply to any dispute referred to Arbitration pursuant to Article 32 below, and attorneys' fees in any such Arbitration shall be awarded as provided therein.
ARTICLE 18 - SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE
18.1Existing Rights, Liens or Leases. Landlord represents and warrants to Tenant that, as of the Commencement Date, Deutsche Bank AG New York Branch ("Lender") is the holder of the only mortgage or deed of trust on or against the Property or on or against Landlord’s interest therein, and Landlord has not granted any other right to acquire the Property to any third party (e.g., an option to purchase or lease, whether recorded or not). Landlord, Tenant and Lender will enter into a subordination, non-disturbance and attornment agreement ("SNDA"), in the form of the Exhibit F attached hereto, simultaneously with, and as a condition to the effectiveness of, this Lease.
18.2Subordination to Future Liens. From time to time, within twenty (20) business days after written request from Landlord, Tenant shall subordinate its rights under this Lease to the lien of any mortgage or deed of trust or other security interest (and to any advances made thereunder) encumbering the Property, provided that as a condition to such subordination, Landlord and the mortgagee or holder of such security interest shall execute and deliver to Tenant, in recordable form, a subordination, non-disturbance and attornment agreement ("SNDA") in the form attached hereto as Exhibit F-1, with such changes thereto as may be acceptable to Tenant. Tenant shall not be required to subordinate its rights under this Lease if the proposed SNDA shall, in Tenant's good faith discretion, diminish Tenant’s substantive rights or remedies under this Lease in any material way or alter the economic provisions of this Lease to the detriment of Tenant.

ARTICLE 19 - SURRENDER AND HOLDING OVER
19.1Surrender of Possession. Upon the expiration or promptly after the earlier termination of this Lease, Tenant shall remove (i) Tenant’s Personalty, (ii) all Alterations made during the Term which Landlord is entitled to and requires Tenant to remove, (iii) all ATMs, (iv) all exterior Building signage and (v) all rooftop equipment, and surrender the Premises to Landlord in its condition required to be maintained during the Term. Tenant shall have the right, but not the obligation, to remove any improvements existing as of the Commencement Date, any Alterations which Landlord is either not entitled to require, or does not properly notify Tenant, to remove, and any of Tenant’s Property (other than Tenant’s Personalty), provided that Tenant, at Tenant's expense (in the case of either a required or permitted removal), shall repair any damage caused by such removal. Without limiting the generality of the foregoing, Tenant shall have the right, but not the obligation, to remove all generators, fan coil units, batteries, fuel tanks, cabling, wiring, monitoring and security equipment, racking and shelving, and all public art installed by or on behalf of Tenant, provided that Tenant, at Tenant's expense shall repair any damage caused by such removal. Upon Landlord’s request, not more than sixty (60) days prior to the Expiration Date or earlier termination date, Tenant will provide Landlord a list of items that Tenant will remove from the Premises. If, prior to the expiration or earlier termination of the Term, Tenant fails to remove Tenant’s Personalty or any Alterations that Tenant is obligated to remove, then Landlord shall have the right (i) subject only to those items designated as Protected Items in Section 19.3, to treat such items as the property of Landlord and they may be removed, sold or otherwise disposed of by Landlord without further notice to Tenant, Tenant hereby representing that it shall hold title thereto, free of any rights of third parties and Tenant shall be obligated to reimburse Landlord for all reasonable costs of such removal, storage or sale, or (ii) to notify Tenant that Tenant has failed to remove the required items and if Tenant then fails to remove substantially all of the required items within thirty (30) days of such notice, Tenant will be deemed to have held over and the provisions of Section 19.2 below shall apply until Tenant removes substantially all of the required items (or Landlord, in its sole discretion, elects to remove them).
19.2Holding Over.
(a)If Tenant remains in possession of all or any portion of the Premises after expiration or earlier termination of the Term or any extension thereof, with or without the express or implied consent of Landlord, Tenant shall be deemed to be holding over as a tenant at sufferance on and subject to all of the applicable terms and conditions of this Lease, except that the Base Rent payable for the entire Premises shall be calculated at a rate equal to (i) one hundred twenty-five percent (125%) of the Base Rent immediately prior to the expiration or earlier termination of the applicable Term during the first ninety (90) days of such holdover, and thereafter (ii) the greater of one hundred fifty percent (150%) of said Base Rent rate or Fair Market Rental Rate, subject to the understanding that Tenant shall be liable for the payment of Rent only for the actual number of days that Tenant holds over. The provisions of Article 24 shall not apply hereto.
(b)Tenant shall have no liability for any consequential damages incurred by Landlord as the result of any holdover, but if Landlord provides written notice, not later than ninety (90) days prior to the Expiration Date, that Landlord has entered into a new lease for all or any portion of the Premises and such notice specifies the date (not sooner than the Expiration Date) that Landlord must deliver the space to the successor tenant under that lease and Tenant fails to properly surrender the Premises to Landlord by the specified date (or if earlier, by the date (not earlier than the Expiration Date) so required by Landlord to enable Landlord to deliver such space timely in the condition required by such lease using customary efforts), then, in addition to amounts due under Section 19.2, Tenant shall be responsible for actual damages Landlord incurs, as described below. If any successor tenant actually terminates its lease because Landlord shall not deliver possession as required by such lease, then to the extent such delivery failure shall have been as a result of Tenant’s holdover, Tenant shall be liable for the actual damages Landlord suffers as a result of such termination (i.e. lost rent during the period when Landlord is unable to find a second replacement tenant and the amount, if any, by which the net effective rental Landlord will receive from the replacement tenant(s) for the period of the initial term of the original replacement tenant’s lease is less than the net effective rental the original replacement tenant was obligated to pay for that same period). If the successor tenant(s) under the original replacement lease(s) is/are entitled to rent abatement, penalty payments or to be reimbursed for holdover payments, as a result of Tenant’s holdover, Tenant shall be obligated to reimburse Landlord promptly for the reasonably documented costs which Landlord must pay to the successor tenant(s) under the original replacement lease(s) (or the value of the rent abatement to which the successor tenant(s) under the original replacement lease(s) becomes entitled). Tenant shall not be liable for any consequential damages whatsoever such as alleged diminution in value of the Property, alleged damage to Landlord’s reputation, alleged damage to Landlord’s profitability (other than as provided above) or the value of Landlord’s corporate entity or any alleged lost opportunity to sell the Property.
19.3Protected Items. Notwithstanding anything to the contrary set forth in this Lease, Landlord and Tenant agree that no computer servers, desktop stations, laptops, files or other personal property which could reasonably be expected to contain customer information (collectively, the "Protected Items") shall become the property of or shall be disposed of by Landlord, but Landlord may (but shall not be required to) arrange for storage of same at Tenant's cost for a period of not less than ninety (90) days, only after first providing an additional written notice to Tenant and five (5) additional business days, and access during Landlord's normal business hours, for Tenant to retrieve said items; it being acknowledged by both Landlord and Tenant that such items may contain sensitive, confidential and/or proprietary information which is subject to federal regulations as to ownership, possession, storage, disposal, removal or other handling. During any such period, not to exceed thirty-five (35) business days, that Landlord has knowledge that any Protected Items shall remain in the Premises, Tenant shall, in addition to ownership of such items, retain the right of possession and control of the Premises and Tenant shall pay therefor, Rent at the applicable holdover rate(s) established by this Lease for such additional time period (which shall not be limited by such 35 business-day period).
ARTICLE 20 - LANDLORD'S ENTRY; LANDLORD'S WORK
20.1Landlord's Entry. Subject to the provisions of Section 8.4 and this Article 20, Landlord may enter the Premises at any reasonable time after giving Tenant reasonable (not less than two (2) business days') prior notice (except in an Emergency in which case only such notice, if any, as shall be reasonable in the circumstances shall be required) to: (a) inspect the Premises; (b) exhibit the Premises to prospective purchasers or lenders, or to tenants during the last eighteen (18) months prior to the Expiration Date; (c) determine whether Tenant is performing its obligations hereunder; (d) supply any service to be provided by Landlord to Tenant hereunder; (e) post notices of non-responsibility; and (f) make repairs required of Landlord hereunder or repairs to any adjoining space or utility services. Tenant shall be entitled to have an authorized representative of Tenant accompany Landlord at all times (except in an Emergency). In addition, if Tenant designates any portion of the Premises as a "secure area," and with respect to Tenant's vaults and safes, Landlord will, in connection with any entry by Landlord to such secure area, abide by such reasonable rules, regulations and procedures as Tenant may from time to time establish with respect to entry, including limitation as to time of entry, purpose of entry, and controls by Tenant with respect to the conduct of such entry. Landlord shall conduct its activities on the Premises as allowed pursuant to this Article 20 as expeditiously as possible and in a manner so as to cause the least possible inconvenience, annoyance, or disturbance to Tenant, and any entry to perform alterations, additions, improvements or repairs shall be subject to the further restrictions of Section 8.4 above.
20.2Landlord's Work. All Landlord Work shall be accomplished in a commercially reasonable manner to minimize material interference with use of the Premises and the Property and will be diligently prosecuted to completion. Dust, noise, odors and other effects of Landlord Work must be reasonably controlled using the best accepted methods customarily utilized in order to control these deleterious effects. All Landlord Work in the parking areas serving the Building will be undertaken so as to minimize interference with the use and enjoyment of the parking areas by Tenant and Tenant Parties. Any Landlord Work relating to utility facilities will be performed, to the extent feasible, without interference with the provision of these services to Tenant, and Landlord will provide notice of any Landlord Work which may affect Tenant as soon as practicable, but in no event fewer than seven (7) days prior to the commencement of Landlord Work, except in the event of an Emergency.
ARTICLE 21 - REMEDY PENDING ARBITRATOR’S FINAL AWARD
Notwithstanding anything to the contrary contained in this Lease, if either party gives notice to the other that the other party has failed to pay any sum or charge (other than monthly Base Rent or payments on account of Direct Expenses), or that the other party has failed to observe, keep or perform any of the terms, covenants, agreements or conditions under this Lease (a "Default Notice"), and the other party submits an Arbitration Notice pursuant to Section 32.2(a) within ten (10) business days after service of the Default Notice, the applicable cure period for the alleged default shall not commence and the first party shall not exercise or be entitled to any remedies unless and until the Arbitrator issues a final award, ruling that the default alleged by the first party constitutes a default or failure under this Lease except that the foregoing shall not apply with respect to each party’s rights to remedy the other’s breach, at the other party’s cost, of any Emergency or Emergency Situation, or Landlord’s rights under Section 19.1.
ARTICLE 22 - WAIVER
The waiver by Landlord or Tenant of any term, covenant, agreement or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other term, covenant, agreement, condition or provision of this Lease, nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or lessen the right of Landlord or Tenant to insist upon the performance by the other in strict accordance with all of the terms, covenants, agreements, conditions, and provisions of this Lease. The subsequent acceptance by Landlord of any payment owed by Tenant to Landlord under this Lease, or the payment of Rent by Tenant, shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant, agreement, condition or provision of this Lease, other than the failure of Tenant to make the specific payment so accepted by Landlord, regardless of Landlord's or Tenant's knowledge of such preceding breach at the time of the making or acceptance of such payment.
ARTICLE 23 - SALE BY LANDLORD
In the event Landlord shall sell, assign, convey or transfer all of its interest in the Property, Tenant agrees to attorn to such transferee, assignee or new Landlord, and upon consummation of such sale, assignment, conveyance or transfer and the written assumption of Landlord's obligations under this Lease by such transferee, assignee or new Landlord, Landlord shall be freed and relieved from all liability and obligations accruing or to be performed from and after the date of such sale, assignment, transfer, or conveyance.
ARTICLE 24 - FORCE MAJEURE
Except as otherwise provided in this Lease, any prevention, delay or stoppage caused by fire, earthquake, explosion, flood, hurricane, the elements, acts of God or the public enemy; actions, restrictions, limitations or interference of governmental authorities or agents; war, invasion, insurrection, rebellion; riots; strikes or lockouts, or inability to obtain necessary materials, goods, equipment, services, utilities or labor (despite reasonable efforts to do so); or any other similar cause beyond the reasonable control of the party from whom performance is required, or any of their contractors, shall excuse the performance of such party for a period equal to the duration of such prevention, delay or stoppage; provided, however, in no event shall financial incapability excuse the performance of either party.
ARTICLE 25 - ESTOPPEL CERTIFICATES
Each party shall, at any time and from time to time, within fifteen (15) business days following written request from the other party, execute, acknowledge and deliver to the requesting party a certificate (the "Estoppel Certificate") in the form of the attached Exhibit H (modified, as necessary, to make the information contained therein factually correct and to represent the status of any Permitted Transferees in relation to Tenant) or in such other commercially reasonable form as Landlord or Tenant or any of their respective lenders, prospective purchasers, or lien holders, may deem appropriate; provided, however, if the Estoppel Certificate requests information different from that being requested in the form of the attached Exhibit H, then the certifying party shall have twenty (20) business days in order to review, negotiate, execute, acknowledge and deliver such Estoppel Certificate. For purposes of this Article 25, an Estoppel Certificate shall not be deemed to be commercially reasonable if it amends or modifies any of the provisions of this Lease or attempts to clarify them or asks for representations or warranties beyond factual statements concerning status of the Lease (e.g. representations and warranties about environmental matters). If the certifying party fails to deliver the Estoppel Certificate within the applicable time period, the requesting party shall so notify the certifying party and, if the certifying party does not deliver the Estoppel Certificate within five (5) business days thereafter, the certifying party's failure to do so shall automatically be deemed to establish conclusively that this Lease is in full force and effect and has not been modified, except as may be represented in good faith by the requesting party.
ARTICLE 26 - PARKING
26.1Tenant's Parking Rights. Landlord shall make available to Tenant during the Term, at no charge, not less than Tenant’s Percentage Share of all the parking spaces located on the Property, as well as certain spaces located in the parking garage (the “400 National Garage”) and the surface parking lot (the “400 National Surface Lot”) located on the property known as 400 National Way, located adjacent to the southern boundary of the Land (the “400 National Property”). Tenant’s parking allotment shall consist of the following (collectively, the “Parking Allotment”): (i) Tenant’s Percentage Share (i.e., 100%) of the 317 surface lot spaces which are located on the Land, (ii) all 568 spaces located in the 400 National Garage, and (iii) 263 parking spaces located on the 400 National Surface Lot, the initial location of which parking spaces shall be as shown on Exhibit K, attached hereto. Tenant shall have access to the parking spaces in its Parking Allotment at all times but shall not be obligated to use any minimum number of spaces. Tenant may designate up to 10% of the parking spaces in its Parking Allotment as reserved spaces, the location of which shall be selected by Tenant, provided that all such reserved spaces must be located on the Property (and not the 400 National Property). Notwithstanding the foregoing, Landlord and its agents may use a reasonable number of spaces in furtherance of performing its obligations and exercising its rights under this Lease.
26.2Operation of Parking Areas. Tenant shall have access to the parking areas, including the 400 National Garage and the 400 National Surface Lot, and use of the parking spaces in its Parking Allotment twenty-four (24) hours per day, seven (7) days per week, every day of the year. Landlord shall operate and maintain the parking areas for the Building and the parking areas located on the 400 National Property in good condition and repair (the costs of which shall be included in Operating Expenses), in compliance with all Applicable Laws, and in a manner consistent with the parking areas serving similar first-class office buildings owned by institutional owners in the Simi Market; provided, that Landlord shall have the right to close all or any portion of the 400 National Surface Lot and cease operation of the same so long as Tenant is entitled to use the same number of parking spaces on the 400 National Surface Lot as included in Tenant’s Parking Allotment with respect to the 400 National Surface Lot. At no time during the Term of this Lease will the parking areas on the Property be made available by Landlord for parking by the general public, provided, that the foregoing restriction shall not apply to the parking spaces located on the 400 National Property not included in Tenant’s Parking Allotment. Landlord shall have the right, in Landlord’s sole but reasonable discretion, to reconfigure or relocate any of the parking spaces in Tenant’s Parking Allotment. Landlord shall also have the right to temporarily close all or any portion of the parking areas for the purpose of maintaining, repairing, restoring, altering or improving same, provided that if Landlord closes all or any portion of the parking areas, such closure shall be temporary and Landlord will provide to Tenant reasonable alternate parking arrangements within a reasonable distance of the Building for the duration of such closure. Notwithstanding anything to the contrary contained in this Article 26, Tenant shall have the right to issue parking permits, convert parking spaces to tandem spaces, and/or utilize valet parking with respect to the parking spaces in Tenant’s Parking

Allotment, provided that Tenant shall be solely responsible for implementing and operating same and for all costs and expenses associated in connection therewith. All costs incurred by Landlord (if any) in connection with the implementation and operation of any parking system implemented by Tenant shall be reimbursed by Tenant to Landlord directly within ten (10) business days following receipt of demand therefor, and shall not be included in operating expenses for the Property or subject to the Annual Cap.
ARTICLE 27 - SECURITY SERVICES
27.1Security. Tenant will control and provide all security services for the Building, either through its own employees or by using a third party security firm, all at Tenant’s expense. Landlord shall use commercially reasonable efforts (at no material cost or expense to Landlord) to coordinate with Tenant to implement Tenant’s Global Protest Policy, attached hereto as Exhibit I, as may be reasonably amended from Tenant from time to time. All rights and obligations of the parties under this Section 27.1 shall be subject to Applicable Laws.
27.2Tenant's Rights. Tenant shall at all times control access to the Premises and may hire such security personnel as Tenant deems necessary or desirable, provided any such staff or personnel employed by or on behalf of Tenant shall work in harmony with other elements of labor being employed at the Building and will not involve any employment or use of any labor or other action that might result in a labor dispute involving personnel performing work or providing services at the Building. Tenant shall have the right, without Landlord’s consent, to install, operate, maintain, repair and replace any automated and/or non-automated security or access systems in, on or about the Premises, including, but not limited to, electronic security devices, auxiliary emergency electric power supplies, cameras and closed circuit television and viewing equipment, door monitors, and motion detectors. Tenant shall have the right to utilize Building core shafts, columns and other appropriate spaces for the installation and maintenance of such security systems and the cables, conduits and other elements associated therewith, provided such installations do not unreasonably interfere with Landlord’s or any Other Tenant’s use or occupancy of any Building. Subject to Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, Tenant’s security and access systems shall, to the extent possible, tie into the Building security and access systems provided, however, that it shall be deemed reasonable for Landlord to withhold its consent to the extent the same adversely affects the Base Building Structure or the Building Systems, or exterior aesthetics. Any security system installed or any security guards hired by Tenant will be for the sole benefit of Tenant and its employees, customers and other invitees, and Landlord will have no right to rely on any such security systems or guards. All security systems installed by Tenant shall be Tenant’s Property, and Tenant shall have the right, but not the obligation, to remove all or any portion of Tenant’s security systems (excluding portals and security gates) upon the expiration or earlier termination, this Lease, provided that Tenant shall repair any damage to the Premises and/or Building caused by such removal.
27.3Building Emergency Action Plans. Landlord agrees to provide Tenant with the Building emergency action plans, including without limitation the Building emergency evacuation plans. Landlord hereby agrees that any Building emergency action plans must, at a minimum, address all of the matters shown on Schedule 27.3. Landlord shall reasonably cooperate with Tenant to implement such modifications to such plans as Tenant shall reasonably request.
In addition, Landlord agrees to reasonably cooperate with Tenant in order for Tenant to develop its own emergency action plans for the Premises, which shall work in conjunction with the Building plans, by providing such information with respect to the Building as Tenant may reasonably request from time to time.
ARTICLE 28 - NOTICES
All notices, requests, consents, approvals, payments in connection with this Lease, or communications that either party desires or is required or permitted to give or make to the other party under this Lease shall only be deemed to have been given, made and delivered, when made or given in writing (except in cases where verbal notice is expressly permitted) and personally served, or deposited in the United States certified mail, return receipt requested, postage prepaid, or sent by reputable national overnight courier (e.g. Federal Express) and addressed to the parties as follows: If to Tenant, at the address(es) as specified for Tenant in the definitions section of this Lease, or to such other place as Tenant may from time to time designate in a notice to Landlord given in the manner set forth in this Article 28; if to Landlord, at the address(es) specified for Landlord in the definitions section of this Lease or to such other places as Landlord may from time to time designate in a notice to Tenant given in the manner set forth in this Article 28. All notices hereunder will be deemed given upon receipt, if personally delivered, or upon the date shown for delivery or first attempted delivery, if sent by certified or registered mail or national courier service. Any notice under this Lease may be given by the attorney for such party.
ARTICLE 29 - SIGNAGE
29.1Signage. Throughout the Term, as the same may be extended, Tenant shall have the right to maintain, repair and replace its existing signs in, on and about the Building and to add additional signs anywhere in or on the Building or the Property subject to Landlord's prior written approval, (which approval shall not be unreasonably withheld, conditioned or delayed), and provided all signs are in keeping with the quality, design and style of the Building and in accordance with Applicable Laws. In addition, Tenant shall have the right to update and modify its signage from time to time in accordance with Tenant's standard corporate signage, logo, and/or image; provided, however, that all such updating and modifications are subject to Landlord's prior written approval, (which approval shall not be unreasonably withheld, conditioned or delayed), and provided all signs are in keeping with the quality, design and style of the Building and in accordance with Applicable Laws. Landlord shall reasonably cooperate (at no material cost or expense to Landlord) with Tenant's efforts to obtain all necessary permits, approvals and licenses. Landlord hereby expressly approves of all of Tenant’s existing signage in and on the Building.
All of Tenant’s signage right in this Article 29 are exclusive to Tenant and neither Landlord nor any third party shall have any signage rights except that Landlord shall have the right to install such signs as are required by Applicable Law and the right to install signs reasonably relating to its ownership or the management or financing of the Property (subject to Tenant’s right to approve such signage, which approval shall not be unreasonably withheld, conditioned or delayed) and, during the last eighteen (18) months of the term of the Lease, the availability of the Property for lease. There shall be no charge to Tenant by Landlord for the signage rights described in this Article 29, but Tenant shall pay all costs for maintenance, repair, replacement and modification of such signs.
29.2Building Directory. Throughout the Term, as the same may be extended, Tenant shall be entitled to listings on the Building Directory for the Building in a proportion equal to Tenant's Percentage Share. The Building Directory shall be maintained as part of Operating Expenses. Landlord shall update all directory entries within a reasonable time after receipt of notice from Tenant of any changes.
29.3Name Change. If Tenant changes its name at any time, Tenant shall have the right, at Tenant's cost, to make such changes to its signage as necessary to reflect the changed name, and may modify or change existing signs to do so.
ARTICLE 30 - ROOF RIGHTS
30.1Right to Install Communications Equipment. Throughout the Term, as the same may be extended, Tenant shall have the exclusive right, at Tenant’s sole cost and expense, to install, repair, maintain and replace, on the roof of the Building, satellite dishes, television or communications antennas or facilities, related receiving or transmitting equipment, related cable connections and any and all other related equipment (collectively, "Communications Equipment") that Tenant deems necessary or desirable in connection with Tenant's communications and data transmission network. Tenant’s rights include the right to maintain all of its existing Communications Equipment on the roof of the Building. Landlord agrees that Tenant shall have the right to continue to access, operate and maintain any existing Communications Equipment of Tenant currently in place on or about the Property and that such Communications Equipment shall be deemed consented to by Landlord. Tenant shall have the right to add additional Communications Equipment and other equipment (such as HVAC equipment or generators) on the roof, subject to Tenant’s compliance with Applicable Laws and so long as no damage is caused to the roof. Without having to pay any rental or license fees therefor, Tenant may also use the Building’s risers, conduits and towers for purposes of installing cabling from the Communications Equipment to the Premises in the interior of the applicable Building. Tenant may not license, assign or sublet the right to use any of such Communications Equipment or roof space, other than to Tenant's Affiliates or to any third parties as a part of a project where the third party(ies) are working with Tenant’s employees in the Building. There shall be no charge to Tenant by Landlord for the rights granted to Tenant in this Article 30, but Tenant shall pay all costs for the installation, maintenance, repair, replacement and modification of its Communications Equipment.
30.2Right of Use. Landlord will notify Tenant in advance and the parties will coordinate any roof repairs or equipment installation in order to avoid interference with Tenant’s telecommunication antennae and systems. Landlord shall not install, and shall not permit any third parties to install equipment of any kind on the roof unless required to comply with Landlord’s obligations under this Lease or under Applicable Law.
30.3Installation, Maintenance, Operation and Removal of Communications Equipment. Tenant shall install, repair, maintain and replace the Communications Equipment at its expense. Tenant shall have access to the Communications Equipment at all times, subject to any reasonable restrictions of Landlord. Any installation and maintenance of Communications Equipment shall be completed in a workmanlike manner and in accordance with all Applicable Laws. Tenant shall be permitted from time to time to alter its Communications Equipment in connection with technological upgrades or changes in Tenant's technological or communications requirements. Tenant shall pay for any and all costs and expenses in connection with the installation, maintenance, use and removal of the Communications Equipment, and all costs and expenses associated with repairing damage to the roof caused by Tenant, its employees or agents, including, but not limited to, any and all costs related to ensuring that any roof warranties for the Building are not terminated or negated in any way by reason of any such installations or by Tenant's repair and maintenance of such facilities, but in no event shall Tenant be obligated to pay Landlord any rental or license fees for any area(s) on which the Communications Equipment shall be located. Notwithstanding anything to the contrary contained in this Article 30, in the event of an Emergency, Tenant shall have the right, in its sole and absolute discretion, to, repair, maintain, or replace the Communications Equipment, as Tenant deems necessary or appropriate, without prior notice to Landlord. Landlord will notify Tenant in advance and will coordinate with Tenant to schedule any roof repairs or equipment installation in order to prevent interference with Tenant’s telecommunication antennae and systems. Upon the expiration or earlier termination of this Lease, if requested by Landlord, Tenant shall remove, at Tenant’s sole cost and expense, Tenant’s Communications Equipment and any other improvements or equipment installed by Tenant pursuant to this Article 30 and repair all damage occasioned by the same. Tenant shall, at its expense, indemnify, defend, and hold harmless the Landlord Indemnified Parties from and against any and all Claims arising out of or in connection with Tenant’s access to and use of the roof pursuant to this Article 30, including, without limitation, in connation with Tenant's installation, placement and removal of Tenant’s Communications Equipment and any other improvements or equipment in, on or about the roof of the Building.
ARTICLE 31 - SECURITY DEPOSIT
Tenant, in recognition of its financial standing and reputation, shall not be obligated to provide a security deposit.
ARTICLE 32 - ARBITRATION OF DISPUTES
32.1Agreement to Binding Arbitration. Except as provided in Section 32.4 below, any dispute, claim or controversy arising out of or relating to this Lease, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Arbitration of Disputes Article, shall be determined by binding arbitration in Westlake, California (the "Arbitration"), before one (1) neutral arbitrator ("Arbitrator"). The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete, and timely accordance with this Arbitration of Disputes provision.
32.2JAMS and JAMS Streamlined Arbitration Rules. The Arbitration shall be administered by JAMS. In the event that JAMS no longer exists or if JAMS fails or refuses to accept submission of such dispute, then the Arbitration shall be administered by the AAA in Westlake, California. Regardless of the alternative dispute resolution provider used (i.e., either JAMS or AAA), the Arbitration shall be administered and conducted pursuant to the JAMS Streamlined Arbitration Rules & Procedures (the "Rules"), effective March 26, 2007. Even if the Rules have been amended as of the date of the commencement of an Arbitration, the version dated March 26, 2007 shall be used; provided, however, that the following modifications shall take precedence over the Rules:
(a)The Arbitration shall be initiated within five (5) calendar days after either party sends written notice (the "Arbitration Notice") of a demand to arbitrate by hand delivery or overnight delivery service to the other party and JAMS. Concurrent with the Arbitration Notice, the complainant shall also give notice of the claims and remedies it seeks ("Complainant's Notice of Claims").
(b)Once an Arbitration Notice has been submitted, the parties shall split all administrative, arbitrator, and other costs and fees associated with the Arbitration (collectively "Arbitration Costs and Fees"). Each party shall expeditiously pay its own share of all such costs and fees; provided, however, that after a final arbitration award is rendered, the prevailing party shall be entitled to recover its share of the Arbitration Costs and Fees, pursuant to Section 34.2(i) below.
(c)Within five (5) calendar days of receiving the Arbitration Notice and Complainant's Notice of Claims, the respondent shall give written notice ("Respondent's Notice of Claims and Defenses") of any counterclaims and affirmative defenses (including jurisdictional challenges). Within three (3) calendar days of receipt of the Respondent's Notice of Counterclaims and Defenses, the complainant shall give written notice of any affirmative defenses (including jurisdictional challenges) to any counterclaims raised by Respondent ("Complainant's Notice of Defenses").
(d)The parties and Arbitrator will make every effort to close the Arbitration Hearing within ninety (90) days from when the Arbitration is initiated. This time limit may only be extended for good cause. The most important factor in determining whether such good cause exists shall be the diligence, by the party requesting an extension, in seeking to complete the Arbitration Hearing within the ninety (90) day period.
(e)As set forth in Rule 13(b), the parties and the Arbitrator will make every effort to conclude the document and information exchange process within fourteen (14) calendar days after all notices of claims and defenses, as set forth in Sections 32.2(a) and 32.2(c) above, have been received.
(f)Within thirty (30) days after the Arbitration has been initiated, the parties shall exchange a list of the witnesses they intend to call, including any experts, a short description of the anticipated testimony of each such witness, and an estimate of the length of the witness's direct testimony, and a list of exhibits.
(g)The scope and duration of discovery will be determined by the Arbitrator based upon the reasonable need for the requested information, the availability of other discovery options and the burdensomeness of the request on the opposing parties and the witness; provided, however, that there shall be a presumption in favor of depositions of expected percipient witnesses (of approximately 3 1/2 hours each on the record) and expert witnesses (of no more than 6 hours each on the record).
(h)A final award shall be rendered within twenty (20) days from the close of the Arbitration Hearing, except for an award of attorney's fees and costs pursuant to Section 34.2(i) below.
(i)The Arbitrator shall award reasonable attorney's fees, expert's fees, and costs to the prevailing party, including, but not limited to, the prevailing party's share of the Arbitration Costs and Fees. An award of attorney's fees and costs shall be based on submittals and briefing, as appropriate, after the final award and shall be rendered in a reasonably expeditious fashion after such submittals and briefing are concluded.
(j)The Arbitrator may grant any remedy or relief that is just and equitable and within the scope of the parties' agreement, including but not limited to, specific performance, injunctive relief, damages, and interest (at such rate and from such date as the Arbitrator may deem appropriate).
(k)Unless the parties otherwise agree, the Arbitrator must be a retired judge of the District Court of the State of California.
32.3Provisional Remedies. This Article shall not preclude the parties from seeking provisional remedies in aid of the Arbitration of Disputes from a court of appropriate jurisdiction.
32.4Excluded Claims. The following matters are excluded from binding arbitration hereunder: (i) determination of the Fair Market Rental Rent; (ii) any unlawful detainer proceeding filed by Landlord to gain possession of the Premises or terminate Tenant's right of possession to the Premises following an Event of Default as defined in Sections 15.1 and 15.2 above; and (iii) any matter that is within the jurisdiction of probate, small claims, or bankruptcy court.
32.5Waiver of Rights to Litigate in a Court or Jury Trial. NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE 11ARBITRATION OF DISPUTES 11 PROVISION. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.
Landlord's Initials: /s/ CR
Tenant's Initials: /s/ DS
ARTICLE 33 - MISCELLANEOUS
33.1Authority. Landlord and Tenant each hereby warrant and represent that: (a) each is duly organized and validly existing under the laws of its state of organization; (b) each is qualified to do business in the state in which the Property is located; (c) each has full right and authority to enter, into this Lease and to perform all its obligations hereunder; and (d) each Person (and all of the Persons if more than one signs) signing this Lease on behalf of Landlord or Tenant is duly and validly authorized to do so.
33.2Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, offering memoranda, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease, and the exhibits and schedules attached hereto, contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises and shall be considered to be the only agreements between the parties hereto with respect to the leasing of the Premises. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties with respect to the leasing of the Premises, and all reliance with respect to representations to the leasing of the Premises is based totally upon the representations and agreements contained in this Lease.
33.3Severability. The illegality, invalidity or unenforceability of any term, condition, or provision of this Lease shall in no way impair or invalidate any other term, provision or condition of this Lease, and all such other terms, provisions and conditions shall remain in full force and effect.
33.4Interpretation. The words "Landlord" and 'Tenant" as used herein shall include the plural as well as the singular and, when appropriate, shall refer to action taken by or on behalf of Landlord or Tenant by their respective employees, agents, or authorized representatives. Words in masculine gender include the feminine and neuter. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. The section and article headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. The words "include," "includes" and "including" are not intended to be restrictive, and lists following such words shall not be interpreted to be exhaustive or limited to items of the same type as those enumerated. The terms "shall," "will," or "agrees" are mandatory, and "may" is permissive. The term "or" is not exclusive. The term "days" means calendar days, except if the last day for performance occurs on a Saturday, Sunday, or any legal holiday, then the next succeeding Business Day shall be the last day for performance. The term "business days" means Monday through Friday, excluding holidays on which banks in the state in which the Property is located are required or permitted to be closed. The language of this Lease shall be construed as a whole in accordance with its fair meaning and not strictly for or against either party. The term “herein” shall mean this entire Lease including all exhibits and riders.
33.5Successors and Assigns. Subject to the provisions of Articles 11 and 23, and except as otherwise provided to the contrary in this Lease, the terms, conditions and agreements of this Lease shall apply to and bind the heirs, successors, legal representatives and permitted assigns of the parties hereto.
33.6Exhibits, Schedules and Rider. All of the Exhibits, Schedules, and Rider One attached to this Lease are hereby incorporated by this reference and made a part of this Lease. In the event of any inconsistency between this Lease and any such Exhibit, Schedule or Rider, the provisions of this Lease shall control.
33.7Quiet Enjoyment. Landlord covenants and agrees that Tenant, upon making all of Tenant's payments as and when due under this Lease, and upon performing, observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, shall peaceably and quietly hold, occupy and enjoy the Premises during the Term of this Lease without hindrance or molestation from Landlord subject to the terms and provisions of this Lease.
33.8No Recordation. Landlord and Tenant agree that in no event and under no circumstances shall this Lease be recorded by Tenant, but at Tenant's election, the Memorandum of Lease attached hereto as Exhibit I may be recorded, and Tenant shall also have the right to grant to its subtenants or assignees the right to record a Memorandum referencing such sublease or assignment, provided that such Memorandums shall be removed from title upon the expiration of the Term and Tenant shall cooperate with Landlord in connection with the same..
33.9Governing Law; Venue and Jurisdiction. This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is situated. Subject to the limitations in Article 32, each party consents to personal jurisdiction of the courts of such State in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this Lease or on tort law. The provisions of this Section 33.9 shall survive the expiration or earlier termination of this Lease.
33.10Cumulative Remedies. Subject to the limitation that any and all rights and remedies, other than with respect to the matters in Section 32.4, must be pursued only in a binding Arbitration proceeding pursuant to Article 32, no remedy or election provided, allowed or given by any provision of this Lease shall be deemed exclusive unless so indicated, but shall, whenever possible, be cumulative with all other remedies in law or equity, subject in any event to Sections 33.26 and 33.27.
33.11Brokers. Landlord and Tenant hereby represent and warrant, each to the other, that neither of them has retained, contracted with or otherwise utilized a broker, consultant or leasing agent other than the brokers, if any, named in the Summary. Landlord and Tenant hereby agree to indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed by any other Person on account of the execution of this Lease due to any action of the indemnifying party.
33.12Consent/Duty to Act Reasonably. Except as may be expressly provided to the contrary elsewhere in this Lease, any time the consent or approval of either party is required pursuant to this Lease, such consent or approval shall not be unreasonably withheld, conditioned or delayed. Except as may be expressly provided to the contrary elsewhere in this Lease, whenever this Lease grants either party the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, it shall act reasonably and in good faith and take no action which might result in the frustration of reasonable expectations concerning the benefits to be enjoyed under this Lease.
33.13Survivability. Subject to Section 12.l(c) hereof, the parties agree that the appropriate provisions of this Lease will be deemed to survive and continue to remain in effect to the extent necessary to allow Landlord and/or Tenant to enforce rights accruing prior to, and attributable to the period of time, prior to the expiration or termination of this Lease.
33.14Interest on Past Due Obligations. Whenever one party is obligated pursuant to this Lease to make a payment to the other party, if such amount is not paid when due and such late payment is not cured within ten (10) days following written notice, then the delinquent amount shall accrue interest at the lesser of (i) the Prime Rate plus four percent (4%) per annum or (ii) the highest lawful rate permitted by applicable law from time to time, from the date such amount was due until the date such amount is paid; however, no notice or cure period shall apply before accrual of interest with respect to any Base Rent or Additional Rent on account of Direct Expenses which is not paid when due.
33.15Intentionally Deleted.
33.16When Payment Is Due. Whenever in this Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words "immediately," "promptly" and/or "on demand," or the equivalent, are used to specify when such payment is due, then such payment shall be due thirty (30) days after the party which is entitled to such payment sends written notice to the other party demanding payment.
33.17Economic Sanctions Compliance.
(a)Landlord Representations. Landlord represents that (i) neither Landlord nor any of its subsidiaries or, to the knowledge of Landlord, any director, officer, employee, agent, affiliate or representative of Landlord is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions; and (ii) covenants that it has not knowingly engaged in, is not now knowingly engaged in, and shall not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that is the subject of Sanctions.
(b)Tenant Representations. Tenant represents that neither Tenant nor any of its subsidiaries or, to the knowledge of Tenant, any director, officer, employee, agent, affiliate or representative of Tenant is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions; and Tenant represents and covenants that it has not knowingly engaged in, is not now knowingly engaged in, and shall not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that is the subject of Sanctions. Landlord and Tenant each hereby agree to indemnify, defend and hold the other harmless from and against any and all Claims (including attorneys' fees and costs) arising from or related to any breach of the foregoing certifications.
33.18Publicity. Neither Landlord nor Tenant shall make or permit to be made any announcements or press releases concerning the existence of this Lease without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant must approve the text of any announcement or press release before it is released. None of the foregoing shall apply to any press releases issued in connection with the customary practices of Landlord or any parent of Landlord or any filings made with public agencies.
33.19Time is of the Essence. The time for the performance of all of the covenants, conditions and agreements of this Lease is of the essence of this Lease.
33.20ERISA Representation. As of the Commencement Date and for so long as Landlord has an interest in this Lease (i) Landlord is not an "employee benefit plan," as defined in Section 3(3) of ERISA, subject to Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, subject to Section 4975 of the Code, (ii) none of the assets of Landlord constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) Landlord is not a "governmental plan" within the meaning of Section 3(32) of ERISA, and (iv) to its actual knowledge, Landlord is not in violation of any state statute regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Lease.
33.21Tax Status Disclosures. Landlord shall deliver to Tenant within ten (10) business days following the Commencement Date and each assignee of Landlord shall deliver within ten (10) business days following the date of becoming a Landlord hereunder (and from time to time thereafter upon the request of Tenant and upon expiration of the previously delivered form of documentation): two (2) duly completed original copies of either (i) Internal Revenue Service Form W-8BEN, certifying such Landlord's foreign status or (ii) Internal Revenue Service Form W-9, certifying such Landlord's status as a U.S. person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended. The foregoing shall not apply to Landlord if it or its parent is a reporting company under the Exchange Act of 1934.
33.22Confidentiality. Landlord acknowledges that it may have access to certain confidential information of Tenant concerning Tenant's business operations, plans, proprietary software, technology, and products ("Confidential Information"). Landlord agrees that it will not disclose to any third party (except as required by law or to its attorneys, accountants, and other advisors and Mortgagees and prospective purchasers of the Premises, but only as reasonably necessary and subject to the confidentiality provisions hereof), any of Tenant's Confidential Information and will take reasonable precautions to protect the confidentiality of such Confidential Information. Notwithstanding the foregoing, if the information of the type provided in Tenant’s Consolidated Reports of Condition and Income for Original Tenant is no longer made available to the public on a quarterly basis, Tenant shall provide such information for Original Tenant to Landlord, and certify as to its accuracy in all material respects, on a quarterly basis, and such information shall not be deemed Confidential Information. The obligations of Landlord and Tenant under this Section 33.22 shall survive the expiration or termination of this Lease.
33.23Offset Right. If Landlord fails to pay any judgment within fifteen (15) business days after such judgment is entered and no appeal is taken (or if an appeal is taken within fifteen (15) business days of the final resolution or settlement of such appeal), Tenant shall be entitled to deduct the amount of the judgment, together with statutory pre-judgment and post-judgment interest thereon, from the Rent thereafter payable by Tenant, up to a maximum of twenty-five percent (25%) of the amount of each such payment of monthly Rent until fully credited, provided, however if the remainder of the Rent thereafter becoming due under this Lease would be insufficient at the 25% level to fully credit Tenant its costs, when the Rent due equals the remainder of the offset credit Tenant is due, Tenant may deduct its costs from the remainder of the Rent due without regard to such 25% limitation. This provision is intended to survive and/or override any existing bankruptcy laws to the extent legally enforceable.
33.24Future Encumbrances. Except as expressly permitted by Section 26.1, Landlord shall not enter into any easement agreements, cost sharing agreements, covenants, conditions and restrictions or any similar agreements affecting the Property without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.
33.25Digital Image. The parties agree to accept a digital image of this document, as executed, as a true and correct original and admissible as best evidence for purposes of any Arbitration, State law, Federal Rule of Evidence 1002, and like statutes and regulations.
33.26Limitation of Personal Liability. Except as provided in Section 11.7, Tenant specifically agrees to look solely to Landlord's interest in the Property (including, but not limited to, payments from insurance carriers, sale proceeds and eminent domain awards) and the rent and other income derived therefrom after the date execution is levied for the recovery of any monetary judgment against Landlord, it being agreed that neither Landlord nor, in any event, its partners (direct and indirect), shareholders, directors, trustees, employees, representatives and officers shall ever be personally liable for any such judgment or for any other liability or obligation of Landlord under this Lease beyond such interest in the Property. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successors in interest or for offset or to prosecute any suit or action in connection with enforcement of rights hereunder or arising here from or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord. Similarly, in no event shall Tenant or any of its shareholders, directors, employees, representatives and officers ever be personally liable for any judgment against Tenant or for any other liability or obligation of Tenant under this Lease.
33.27Waiver of Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord or Tenant be liable to the other party for any consequential or speculative damages, lost profits, lost business revenue, lost opportunity costs, or the like alleged to have occurred as a result of any breach of this Lease or act or omission of Landlord or Landlord Parties or Tenant or Tenant Parties in connection with this Lease. Nothing herein in this Section 33.27 shall be deemed to limit Landlord’s rights or Tenant’s obligations under Section 19.2 of this Lease and the foregoing shall not apply to any claim of a third party against either party (other than an employee or agent) arising out of a breach by the other party of any of its obligations under this Lease.
ARTICLE 34 - NOT USED
ARTICLE 35 - PROPERTY OFFER
35.1Notice to Tenant. If Landlord should determine that it would like to sell the Property (other than in connection with an excluded transaction as provided in Section 35.4 below), Landlord will give Tenant notice of such intent to sell, setting forth Landlord’s sole determination of the purchase price and all other terms and conditions of the sale (an “Offer Notice”). Landlord shall include with the Offer Notice a complete rent roll of the Building and Landlord’s financial summary and marketing materials which Landlord shall have prepared, if any, in connection the proposed sale, and shall provide Tenant notice of where it shall find access to any leases and other agreements affecting the Property for Tenant’s review. Provided (i) Tenant is the Tenant originally named herein, or a Permitted Transferee as provided in Section 11.1, (ii) no uncured Event of Default then exists under this Lease, and (iii) this Lease is then in full force and effect, then, no later than the thirtieth (30th) day after the date Landlord gives Tenant the Offer Notice (as to which date time shall be of the essence), Tenant may give Landlord notice that Tenant accepts Landlord’s offer to sell the Property on the terms and conditions contained in the Offer Notice. Tenant’s notice in order to be deemed effective must be accompanied by a bank check made payable to a title company designated by Landlord in the Offer Notice in an amount (the “Deposit”) equal to ten percent (10%) of the purchase price set forth in the Offer Notice (Tenant’s notice, together with such check, collectively, the “Election Notice”). The rights contained in this Article 35 shall only be exercised by the Original Tenant exercising this Lease or its Permitted Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease.
35.2Landlord’s Right to Sell.
(a)If Tenant does not give an Election Notice to Landlord on or prior to the thirtieth (30th) day after the date Landlord gives the Offer Notice to Tenant (as to which date time shall be of the essence), or if Tenant gives an Election Notice to Landlord and the sale of the Property to Tenant on the terms contained in the Offer Notice is not effectuated (other than as a result of a Landlord default) within one hundred twenty (120) days after the date Tenant gives the Election Notice to Landlord

(or such later date as may have been specified in the Offer Notice), then, in either case, Landlord shall then have the right for a period of eighteen (18) months after the date Landlord gave the Offer Notice to Tenant, to sell the Property to any third party on any terms and conditions (including as to purchase price) in Landlord’s sole discretion and if the sale to Tenant does not occur due to a breach by Tenant under the Purchase and Sale Contract, the Deposit shall be retained by Landlord as liquidated damages. If Landlord does not sell the Property within such eighteen (18) month period, Landlord must again notify Tenant and follow the procedure in Section 35.1 if Landlord thereafter intends to sell the Property to any third party (other than as provided in clause (b) of this Section 35.2 or Section 35.4.
(b)At Landlord’s request, Tenant will provide reasonable written confirmation to any third party prospective purchaser, title company or lender that Tenant has no right to purchase the Property during such eighteen (18) month period (the last day of such eighteen (18) month period being specified in such written confirmation), which right has been waived by Tenant through the last day of such eighteen (18) month period. If Tenant gives an Election Notice to Landlord and thereafter defaults in its obligations to purchase the Property pursuant to a contract executed by Landlord and Tenant (the “Purchase and Sale Contract”), then Tenant shall no longer have any rights to purchase the Property pursuant to this Lease and Landlord shall have no obligations thereafter in any instance to give Tenant an Offer Notice pursuant to this Article 35.
35.3Continuing Rights. Tenant’s rights to purchase the Property in accordance with this Article 35 shall remain in effect throughout the Term of this Lease and shall apply any time Landlord or any subsequent owner of the Property intends to sell the Property except as provided in Section 35.2(b).
35.4Inapplicability. In no event shall the provisions of this Article 35 apply to (i) any sale or transfer of any interest in the Property to a bona-fide lender of the Property pursuant to an exercise of a power of sale or a foreclosure by a mortgagee or any affiliate or nominee or designee of such mortgagee, or the acceptance of a deed in lieu of foreclosure by such mortgagee or its nominee or designee, or pursuant to a Taking or any conveyance in lieu thereof, (ii) any sale or transfer of the Property by Landlord to any partner, shareholder or member or to any entity managed by Landlord’s manager or agent, (iii) any sale or transfer of the Property to an Affiliate of Landlord, (iv) to any sale or transfer of the Property, or any severance of the Land and the Building, in connection with a financing transaction such as a ground lease or sale/leaseback transaction, or (v) any transfer of the ownership interests in Landlord that occurs as part of a legitimate transaction and not in an attempt to avoid the provisions of this Article 35, or (vi) any transaction which either by itself or as part of a series of related transactions includes other properties with a market value of at least three times the market value of the Property.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date last written below.

TENANT:

BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association

By:	/s/ David L. Sudderth
Name:	David L. Sudderth
Title:	Senior Vice President
Date:	[blank]

LANDLORD:

MK RRP 450 AMERICAN STREET, LLC, a Delaware limited liability company

By:	/s/ Christopher Rising
Name:	Christopher Rising
Title:	Authorized Representative
Date:	[blank]

SCEDULE 3.1
BASE RENT

Term/Year	Base Rent/rsf	Annual	Monthly
1	$10.80	$2,234,703.60	$186,225.30
2	$11.12	$2,300,917.08	$191,743.09
3	$11.45	$2,369,199.60	$197,433.30
4	$11.79	$2,439,551.40	$203,295.95
5	$12.14	$2,511,972.36	$209,331.03
6	$12.50	$2,586,462.48	$215,538.54
7	$12.88	$2,665,090.92	$222,090.91
8	$13.27	$2,745,788.64	$228,815.72

Schedule 3.1 - Page 1